Exhibit 10c
Execution Version

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of April 5, 2022
among
PROTECTIVE LIFE CORPORATION
and
PROTECTIVE LIFE INSURANCE COMPANY,
as Borrowers
THE SEVERAL LENDERS FROM TIME
TO TIME PARTY HERETO
and
REGIONS BANK,
as Administrative Agent and Swingline Lender,
[Cover Page Continues Next Page]

MIZUHO BANK, LTD.,
PNC CAPITAL MARKETS, LLC,
SUMITOMO MITSUI BANKING CORPORATION,
U.S. BANK NATIONAL ASSOCIATION,
WELLS FARGO SECURITIES, LLC,
MORGAN STANLEY SENIOR FUNDING, INC.
and
MUFG BANK, LTD.,
as Syndication Agents
REGIONS CAPITAL MARKETS,
a Division of Regions Bank,
as Joint Lead Arranger and Sole Bookrunner,
MIZUHO BANK, LTD.,
PNC CAPITAL MARKETS, LLC,
SUMITOMO MITSUI BANKING CORPORATION,
U.S. BANK NATIONAL ASSOCIATION,
WELLS FARGO SECURITIES, LLC,
MORGAN STANLEY SENIOR FUNDING, INC.
and
MUFG BANK, LTD.,
as Joint Lead Arrangers,
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
BNP PARIBAS,
CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
TD BANK
and
TRUIST BANK,
as Documentation Agents,
BNP PARIBAS and PNC CAPITAL MARKETS, LLC,
as Sustainability Structuring Agents,

2.3.10	Reporting by Issuing Banks.	45
2.4.	Pro Rata Shares; Availability of Funds.	45
2.4.1	Pro Rata Shares.	45
2.4.2	Availability of Funds.	45
2.5.	Evidence of Debt; Register; Lenders’ Books and Records; Notes.	46
2.5.1	Lenders’ Evidence of Debt.	46
2.5.2	Notes.	47
2.6.	Scheduled Principal Payments.	47
2.6.1	Revolving Loans.	47
2.6.2	Swingline Loans.	47
2.7.	Interest on Loans.	47
2.7.1	Interest Rate.	47
2.7.2	Determination of Interest Rate.	47
2.7.3	Failure to Specify Rate.	48
2.7.4	Calculation of Interest.	48
2.7.5	Interest Payable in Arrears.	48
2.7.6	Interest Due Issuing Banks.	48
2.7.7	Interest Distributed by Issuing Banks.	49
2.8.	Conversion/Continuation.	49
2.8.1	Options to Convert/Continue.	49
2.8.2	Conversion/Continuation Notice.	49
2.9.	Default Rate of Interest.	49
2.9.1	Principal Due.	49
2.9.2	Other Amounts Due.	50
2.9.3	Bankruptcy Defaults.	50
2.9.4	Other Defaults.	50
2.9.5	Past Due Amounts.	50
2.9.6	No Permitted Alternative.	50
2.10.	Fees.	50
2.10.1	Facility Fee.	50
2.10.2	Letter of Credit Fees.	51
2.10.3	Fronting Fee and Other Fees Payable to an Issuing Bank.	51
2.10.4	Other Fees.	51
2.11.	Prepayments/Commitment Reductions.	52
2.11.1	Voluntary Prepayments.	52
2.11.2	Voluntary Commitment Reductions.	52
2.11.3	Mandatory Prepayments.	53

2.12.	Application of Prepayments.	53
2.12.1	Voluntary Prepayments.	53
2.12.2	Mandatory Prepayments.	53
2.12.3	Payment to Lenders.	53
2.13.	General Provisions Regarding Payments.	53
2.13.1	Auto Debit.	53
2.13.2	Time for Payments.	54
2.13.3	Payments Applied to Interest First.	54
2.13.4	Distributions to Lenders.	54
2.13.5	Affected Lender’s Payments.	54
2.13.6	Payment Date Not on Business Day.	54
2.13.7	Non-conforming Payments.	55
2.14.	Sharing of Payments by Lenders.	55
2.15.	Cash Collateral.	56
2.15.1	Grant of Security Interest.	56
2.15.2	Application.	56
2.15.3	Termination of Requirement.	56
2.16.	Defaulting Lenders.	57
2.16.1	Defaulting Lender Adjustments.	57
2.16.2	Defaulting Lender Cure.	59
2.16.3	New Letters of Credit.	59
2.17.	Making or Maintaining Interest Rates.	59
2.17.1	Inability to Determine Applicable Interest Rate.	59
2.17.2	Illegality or Impracticability of the Benchmark.	60
2.17.3	Compensation for Breakage or Non Commencement of Interest Periods.	62
2.17.4	Booking of Term SOFR Rate Loans.	63
2.17.5	[Reserved].	63
2.17.6	Certificates for Reimbursement.	63
2.17.7	Delay in Requests.	63
2.18.	Increased Costs.	63
2.18.1	Increased Costs Generally.	63
2.18.2	Capital Requirements.	64
2.18.3	Certificates for Reimbursement.	64
2.18.4	Delay in Requests.	64
2.19.	Taxes.	65
2.19.1	Issuing Bank.	65

2.19.2	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.	65
2.19.3	Payment of Other Taxes by the Borrowers.	65
2.19.4	Tax Indemnification.	65
2.19.5	Evidence of Payments.	66
2.19.6	Status of Lenders; Tax Documentation.	66
2.19.7	Treatment of Certain Refunds.	68
2.19.8	Survival.	68
2.20.	Mitigation Obligations; Designation of a Different Lending Office.	69
2.20.1	Designation of a Different Lending Office.	69
2.20.2	Replacement of Lenders.	69
2.21.	Maximum PLICO Liability Amount.	70
2.22.	Extension of Revolving Commitment Termination Date.	71
2.22.1	Request for Extension.	71
2.22.2	Lenders’ Election to Extend.	71
2.22.3	Notification by Administrative Agent.	71
2.22.4	Additional Commitment Lenders.	71
2.22.5	Minimum Extension Requirement.	71
2.22.6	Conditions to Effectiveness of Extensions.	72
2.22.7	Amendment; Sharing of Payments.	72
2.23.	ESG Adjustments.	73

ARTICLE III CONDITIONS PRECEDENT		76

3.1.	Initial Advance.	76
3.1.1	Credit Documents.	76
3.1.2	Charter Documents.	76
3.1.3	Organizational Documents Certificate.	76
3.1.4	Certificates of Good Standing.	76
3.1.5	Foreign Qualification.	76
3.1.6	Closing Certificate.	76
3.1.7	UCC Searches.	77
3.1.8	Funding of Fees/Expenses.	77
3.1.9	Financial Information.	77
3.1.10	Opinion.	77
3.1.11	Funding Indemnity Letter.	77
3.1.12	Funding Notice; Funds Disbursement Instructions.	77
3.1.13	Refinancing of Existing Credit Agreement.	77
3.1.14	Patriot Act; Anti-Money Laundering Laws.	77

3.1.15	Other Documents.	78
3.2.	Each Credit Extension.	78
3.2.1	No Default.	78
3.2.2	Warranties.	78
3.2.3	Covenants.	78
3.2.4	Funding Notice.	78

ARTICLE IV REPRESENTATIONS AND WARRANTIES		79

4.1.	Corporate Existence and Standing.	79
4.2.	Authorization and Validity.	79
4.3.	No Conflict; Government Consent.	79
4.4.	Financial Statements.	79
4.5.	Material Adverse Change.	80
4.6.	Taxes.	80
4.7.	Litigation and Guaranteed Obligations.	80
4.8.	List of Significant Subsidiaries.	80
4.9.	ERISA.	80
4.10.	Accuracy of Information.	80
4.11.	Regulation U.	80
4.12.	Material Agreements.	81
4.13.	Compliance With Laws.	81
4.14.	Investment Company Act.	81
4.15.	Solvency.	81
4.16.	Insurance Licenses.	81
4.17.	Ownership of Properties.	81
4.18.	Anti-Terrorism Laws.	82
4.19.	Default.	83

ARTICLE V COVENANTS		83

5.1.	Financial Reporting.	83
5.2.	Use of Proceeds.	85
5.3.	Notice of Default.	86
5.4.	Conduct of Business.	86
5.5.	Taxes.	86
5.6.	Insurance.	86
5.7.	Compliance with Laws.	87
5.8.	Maintenance of Properties.	87
5.9.	Inspection.	87

5.10.	Merger, Consolidation and Sale of Assets.	87
5.11.	Liens.	88
5.12.	Adjusted Consolidated Net Worth.	88
5.13.	Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization.	88
5.14.	[Reserved].	88
5.15.	[Reserved].	88
5.16.	Affiliates.	88
5.17.	Compliance with ERISA.	88
5.18.	Payment of Obligations.	89
5.19.	Further Assurances.	89
5.20.	Amendments to Organizational Agreements.	89
5.21.	Changes in Accounting Policies or Reporting Practices.	89

ARTICLE VI DEFAULTS		89

6.1.	Representations and Warranties.	89
6.2.	Payments.	89
6.3.	Specific Covenants.	89
6.4.	Other Covenants.	90
6.5.	Default on Other Indebtedness and Additional Amounts.	90
6.6.	Voluntary Petitions.	90
6.7.	Involuntary Bankruptcy or Receivership Proceedings.	90
6.8.	Condemnation.	90
6.9.	Undischarged Judgments.	91
6.10.	ERISA.	91
6.11.	Distribution Limitations.	91
6.12.	Environmental Investigation.	91
6.13.	Change in Control.	91
6.14.	Licenses.	91
6.15.	Tax Lien.	91
6.16.	Enforceability Contest.	91

ARTICLE VII REMEDIES		92

7.1.	Remedies.	92
7.2.	Application of Funds.	92
7.3.	Setoff.	93

ARTICLE VIII AGENCY		93

8.1.	Appointment and Authority.	93
8.2.	Rights as a Lender.	94

8.3.	Exculpatory Provisions.	94
8.3.1	No Fiduciary Duties.	94
8.3.2	No Liability.	94
8.3.3	No Responsibility.	95
8.4.	Reliance by Administrative Agent.	95
8.5.	Delegation of Duties.	95
8.6.	Resignation of Administrative Agent.	96
8.6.1	Resignation.	96
8.6.2	Removal.	96
8.6.3	Successor.	96
8.7.	Non-Reliance on Administrative Agent, Sustainability Structuring Agents and Other Lenders.	97
8.8.	No Other Duties, etc.	97
8.9.	Administrative Agent May File Proofs of Claim.	97
8.10.	Erroneous Payments.	98

ARTICLE IX BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION		101

9.1.	Successors and Assigns Generally.	101
9.2.	Assignments By Lenders.	102
9.2.1	Minimum Amounts.	102
9.2.2	Proportionate Amounts.	102
9.2.3	Required Consents.	102
9.2.4	Assignment and Assumption.	103
9.2.5	No Assignment to Borrowers, Affiliates or Subsidiaries.	103
9.2.6	No Assignment to Natural Persons.	103
9.2.7	Certain Additional Payments.	103
9.3.	Register.	104
9.4.	Participations.	104
9.4.1	Participants.	104
9.4.2	Entitled to Certain Benefits.	105
9.4.3	No Greater Payment.	105
9.4.4	Participant Register.	105
9.4.5	[Reserved].	105
9.5.	Disclosure of Confidential Information.	105
9.6.	Certain Pledges.	106

ARTICLE X GENERAL PROVISIONS		106

10.1.	Notices.	106

10.1.1	Notices Generally.	106
10.1.2	Electronic Communications.	106
10.1.3	Change of Address, Etc.	107
10.1.4	Platform.	107
10.2.	Renewal, Extension, or Rearrangement.	107
10.3.	Amendments and Waivers.	108
10.3.1	Required Lenders’ Consent.	108
10.3.2	Affected Lenders’ Consent.	108
10.3.3	Other Consents.	109
10.3.4	Execution of Amendments, etc.	110
10.4.	Integration; Effectiveness.	110
10.5.	Electronic Execution of Assignments and Other Documents.	110
10.6.	Consent to Jurisdiction.	112
10.7.	No Advisory or Fiduciary Relationship.	112
10.8.	Marshalling; Payments Set Aside.	113
10.9.	Obligations Several; Independent Nature of Lenders’ Rights.	113
10.10.	Independence of Covenants.	113
10.11.	Resignation As Swingline Lender After Assignment.	113
10.12.	Standard of Care: Limitation of Damages.	113
10.13.	Incorporation of Schedules.	114
10.14.	Indulgence Not Waiver.	114
10.15.	Cumulative Remedies.	114
10.16.	Survival of Representations, Warranties and Agreements.	114
10.17.	Usury Savings Clause.	114
10.18.	Entire Agreement.	115
10.19.	Severability.	115
10.20.	Time of Essence.	115
10.21.	Applicable Law.	115
10.22.	Captions Not Controlling.	115
10.23.	WAIVER OF JURY TRIAL.	115
10.24.	Waiver of Venue.	116
10.25.	Termination.	116
10.26.	Expenses; Indemnity.	117
10.26.1	Costs and Expenses.	117
10.26.2	Indemnification by Borrowers.	117
10.26.3	Reimbursement by Lenders.	118
10.26.4	Payments.	118

10.26.5	Survival.	118
10.27.	Set Off.	118
10.28.	Treatment of Certain Information..	119
10.28.1	Confidentiality.	119
10.28.2	Information.	119
10.28.3	Disclosure of Fee Letters and Engagement Letter.	119
10.29.	Patriot Act; Beneficial Ownership Regulation..	120
10.30.	Amendment and Restatement of Existing Credit Agreement.	120
10.31.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	120
10.32.	Certain ERISA Matters.	121
10.33.	Waiver of Breakage Costs.	122
10.34.	Acknowledgement Regarding Any Supported QFCs.	122

List of Exhibits, Schedules and Appendices

Exhibit 2.5.2A	–	Revolving Loan Note
Exhibit 2.5.2B	–	Swingline Note
Exhibit 2.19.6	–	U.S. Tax Compliance Certificates
Exhibit A	–	Assignment and Assumption
Exhibit B	–	Compliance Certificate
Exhibit C	–	Conversion/Continuation Notice
Exhibit D	–	Funding Notice
Exhibit E	–	Issuance Notice
Exhibit F	–	Additional Permitted Liens
Exhibit G	–	Pricing Certificate

Schedule 4.7	–	Litigation
Schedule 4.8	–	Significant Subsidiaries

Appendix A	–	Revolving Commitment Amounts and Percentages
Appendix B	–	Addresses
Appendix C	–	ESG Table

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 5, 2022 (this “Agreement”) is entered into by and among PROTECTIVE LIFE CORPORATION, a Delaware corporation (“PLC”), PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee corporation (“PLICO”; PLC and PLICO are together referred to as the “Borrowers”), the various lenders identified on the signature pages hereto (collectively, with all other persons that may from time to time hereafter become Lenders hereunder by execution of an Assignment and Assumption, the “Lenders”), and REGIONS BANK, in its capacity as the administrative agent for the Lenders (the “Administrative Agent”).
RECITALS
A.    The Borrowers, the lenders party thereto (the “Existing Lenders”), and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of February 2, 2015 (as amended, modified, supplemented, increased or extended from time to time, including pursuant to that certain First Amendment to Amended and Restated Credit Agreement dated as of May 3, 2018, the “Existing Credit Agreement”) pursuant to which the Existing Lenders agreed to make available to the Borrowers a credit facility in the maximum principal amount of $1,000,000,000.
B.    The Borrowers, the Lenders and the Administrative Agent wish to amend and restate the Existing Credit Agreement in its entirety, as hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
1.1.    Terms Defined in this Agreement. As used below in this Agreement, the following capitalized terms shall have the following meanings, unless the context expressly requires otherwise:
“2022 KPI Metrics Report” means the KPI Metrics Report including the KPI Metrics Assurance Provider’s review report of each KPI Metric as of December 31, 2022, provided in accordance with Section 2.23.
“Additional Commitment Lender” has the meaning set forth in Section 2.22.4.

“Adjusted Consolidated Indebtedness” means (i) Consolidated Indebtedness, less (ii) Short-Term Indebtedness for advance fundings of guaranteed investment contracts, annuities and other similar insurance and investment products.
“Adjusted Consolidated Net Worth” means at any date of determination, Consolidated Net Worth excluding (i) goodwill and intangible assets (other than value of business acquired) and (ii) all unrealized net losses and gains on assets held for sale pursuant to FASB ASC 320 and other accumulated comprehensive income pursuant to FASB ASC 220 or subsequent accounting pronouncements having substantially similar impact as these provisions, to the extent such unrealized net losses and gains have been taken into account in determining Consolidated Net Worth.
“Adjusted Daily Simple SOFR Rate” means an interest rate per annum equal to Daily Simple SOFR plus 0.150% (15 basis points).
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to Term SOFR for such Interest Period plus the Term SOFR Adjustment.
“Administrative Agent” means Regions Bank in its capacity as agent for the Lenders pursuant to Article VIII of this Agreement, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article VIII hereof.
“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning set forth in Section 2.17.2.
“Affected Loans” has the meaning set forth in Section 2.17.2.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is One Billion Five Hundred Million Dollars ($1,500,000,000).
“Agreement” means this Credit Agreement (including all schedules and exhibits hereto), as it may be further amended or modified and in effect from time to time.
“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to each Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Fitch Rating” means the highest long-term senior, unsecured, non-credit enhanced, monitored credit rating of PLC that is published by Fitch.
“Applicable Margin” means the rates per annum set forth opposite the appropriate test in the pricing grid below:

Applicable Rating of PLC	Base Rate Loans in Basis Points	Term SOFR Rate Loans and Letter of Credit Fee in Basis Points	Facility Fee Rate in Basis Points

Greater than or equal to A or A2	0.0 bps	90.0 bps	7.5 bps

Less than A or A2 but greater than or equal to A- or A3	0.0 bps	100.0 bps	10.0 bps

Less than A- or A3 but greater than or equal to BBB+ or Baa1	10.0 bps	110.0 bps	12.5 bps

Less than BBB+ or Baa1 but greater than or equal to BBB or Baa2	30.0 bps	130.0 bps	17.5 bps

Less than BBB and Baa2 or no Applicable Rating	45.0 bps	145.0 bps	27.5 bps
Upon any change in the Applicable Rating, the Applicable Margin shall be adjusted effective upon the date of any such change in the Applicable Rating. As of the date of this Agreement, PLC is currently rated A- by S&P and Baa1 by Moody’s and the Applicable Margin for Term SOFR Rate Loans is therefore 100.0 basis points and the Applicable Margin for the Facility Fee Rate is therefore 10.0 basis points. It is hereby understood and agreed that (a) the Facility Fee Rate in basis points shall be adjusted from time to time based upon the ESG Fee Adjustment (to be calculated and applied as set forth in Section 2.23) and (b) the Applicable Margin for Term SOFR Rate Loans and the Letter of Credit Fee in basis points and the Applicable Margin for Base Rate Loans in basis points each shall be adjusted from time to time based upon the ESG Rate Adjustment (to be calculated and applied as set forth in Section 2.23).

“Applicable Moody’s Rating” means the highest long-term senior, unsecured, non-credit enhanced, monitored credit rating of PLC that is published by Moody’s.
“Applicable Rating” means (a) at all times prior to the Administrative Agent’s receipt of the Fitch Rating Election Notice, the Applicable S&P Rating or the Applicable Moody’s Rating; provided, that, if PLC has an Applicable S&P Rating and an Applicable Moody’s Rating, the Applicable Rating shall be the higher of the two, unless the two are separated by more than one level, in which case the Applicable Rating shall be that at the level immediately below the higher of the two levels and (b) upon the Administrative Agent’s receipt of the Fitch Rating Election Notice and at all times thereafter, the Applicable Fitch Rating or the Applicable Surviving Rating; provided, that, if PLC has an Applicable Fitch Rating and an Applicable Surviving Rating, the Applicable Rating shall be the higher of the two, unless the two are separated by more than one level, in which case the Applicable Rating shall be that at the level immediately below the higher of the two levels.
“Applicable S&P Rating” means the highest long-term senior, unsecured, non-credit enhanced, monitored credit rating of PLC that is published by S&P.
“Applicable Surviving Rating” means, at any time following the delivery of a Fitch Rating Election Notice, whichever of the Applicable S&P Rating and Applicable Moody’s Rating was not identified by the Borrowers as being replaced with the Applicable Fitch Rating in such Fitch Rating Election Notice.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approving Lenders” has the meaning set forth in Section 2.22.5.
“Article” means an article of this Agreement.
“Assignment and Assumption” means the assignment and assumption agreement entered into by a Lender and an Eligible Assignee with all required consents and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Accounting Officer, any Executive Vice President or any Senior Vice President of the Borrowers, acting singly.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.5%) and (iii) the Adjusted Term SOFR Rate for a one-month tenor in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively. Notwithstanding anything to the contrary herein, the Base Rate shall not be less than zero percent (0%).
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, Term SOFR; or if any Benchmark Replacement is incorporated into this Agreement pursuant to Section 2.17, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any implementation of a Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Term SOFR,” the definition of “Term SOFR Reference Rate,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion (in consultation with the Borrowers) may be appropriate to reflect such use, administration or conventions or the adoption and implementation of such applicable rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrowers) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrowers) that no market practice for the administration of such applicable rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrowers) is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Benchmark Illegality/Impracticability Event” means the occurrence of any one or more of the following: (a) that the making, maintaining or continuation of the then-current Benchmark by any Lender has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), (b) with respect to any Benchmark, that any successor administrator of the published screen rate for such Benchmark or a Governmental Authority having jurisdiction over the Administrative Agent or administrator of such Benchmark has made a public statement establishing a specific date (expressly or by virtue of such public statement) after which an Available Tenor of such Benchmark or the published screen rate for such Benchmark shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of such Benchmark after such specific date, (c) that the making, maintaining or continuation of the then-current Benchmark by any Lender has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the ability of a Lender to make, maintain or continue its Loans at the then-current Benchmark (including because the published screen rate for such Benchmark in any relevant tenor is not available or published on a current basis and such circumstances are unlikely to be temporary) or (d) with respect to any Lender, that the then-current Benchmark (including any related mathematical or other adjustments thereto) will not adequately and fairly reflect the cost to such Lender of making, funding or maintaining its Loans at the then-current Benchmark. For the avoidance of doubt, a “Benchmark Illegality/Impracticability Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Replacement” means (a) the Adjusted Daily Simple SOFR Rate, so long as such rate can be determined by the Administrative Agent for the applicable Benchmark Replacement Date and (b) otherwise, the alternative benchmark rate and adjustments thereto implemented by the Administrative Agent and Borrowers pursuant to Section 2.17.2(b). Notwithstanding anything to the contrary herein, the Benchmark Replacement shall not be less than zero percent (0%).
“Benchmark Replacement Date” has the meaning specified in Section 2.17.2(b).
“Beneficial Ownership Certification” has the meaning specified in Section 3.1.14.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” to which Section 4975 of the Internal Revenue Code applies or (c) any Person whose underlying assets include “plan assets” of any such “employee benefit plan” or “plan” within the meaning of 29 CFR 2510.3-101 as modified by Section 3(42) of ERISA.

“Board” means the Board of Governors of the US Federal Reserve System (or any successor thereto).
“Borrowers” means collectively, PLC and PLICO.
“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Term SOFR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Alabama or New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close; provided, that, with respect to notices and determinations in connection with, and payments of principal and interest on Term SOFR Rate Loans, such day is also a U.S. Government Securities Business Day.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of any Issuing Bank, the Swingline Lender or the Lenders, as applicable, as collateral for Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, any Issuing Bank and/or the Swingline Lender, as applicable, shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Bank and/or the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Management Bank” means any Person that is a Lender or any Affiliate of a Lender at the time it provides any Cash Management Services, or that is a Lender or an Affiliate of Lender at any time after it has provided any Cash Management Services.
“Cash Management Obligations” means obligations owed by any Borrower to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.
“Cash Management Services” means any one or more of the following types of services or facilities provided to any Borrower by a Cash Management Bank: (a) ACH transactions and (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services.
“Change in Control” means:

(a)    Dai-ichi or one of its direct or indirect wholly-owned subsidiaries shall cease to own and control, of record and beneficially, directly at least a majority of the outstanding Equity Interests of PLC; or
(b)    PLC shall cease to own and control, of record and beneficially, directly 100% of the outstanding Equity Interests of PLICO.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means April 5, 2022.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication” means (except as otherwise defined in Section 10.1.4 for purposes of such Section) this Agreement, any Credit Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Credit Document.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization” means, at any date of determination, the sum of (i) Adjusted Consolidated Net Worth as at such date plus (ii) Adjusted Consolidated Indebtedness as at such time.
“Consolidated Indebtedness” means the Indebtedness of PLC and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any period, the consolidated net income of PLC and the Subsidiaries for such period, as shown on the consolidated financial statements of PLC and the Subsidiaries delivered in accordance with Section 5.1.
“Consolidated Net Worth” means, at any date of determination, the amount of consolidated common shareholders' equity of PLC and its Subsidiaries, determined as at such date in accordance with GAAP.
“Consolidated Subsidiary” means, a Subsidiary, the accounts of which are customarily consolidated with those of PLC for the purpose of reporting to stockholders of PLC or, in the case of a recently acquired Subsidiary, the accounts of which would, in accordance with PLC's regular practice, be so consolidated for that purpose.
“Consolidated Total Assets” means, at any time, the total assets of PLC and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of PLC and its Consolidated Subsidiaries, prepared in accordance with GAAP.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C.
“Credit Date” means the date of a Credit Extension.
“Credit Documents” means, collectively, each writing delivered at any time by the Borrowers to the Lenders or the Administrative Agent relating to the Loans, the Swingline Loans or the Letters of Credit to evidence or secure any of the Obligations.
“Credit Extension” means the making of a Loan or the issuing, increase, extension, amendment or renewal of a Letter of Credit.
“Credit for Reinsurance Letter of Credit” has the meaning set forth in Section 2.3.1.
“Dai-ichi” means Dai-ichi Life Holdings, Inc., a corporation organized under the laws of Japan (formerly known as The Dai-ichi Life Insurance Company, Limited).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for such rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion. Notwithstanding anything to the contrary herein, Daily Simple SOFR shall not be less than zero percent (0%).
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.
“Default” means an event described in Article VI.
“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Term SOFR Rate Loans (including Base Rate Loans referencing the Adjusted Term SOFR Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Term SOFR Rate Loans, the Adjusted Term SOFR Rate plus the Applicable Margin, if any, applicable to Term SOFR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.16.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting

Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16.2) upon delivery of written notice of such determination to the Borrowers, each Issuing Bank, the Swingline Lender and each Lender.
“Dollars” or “$” means dollars of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.2 subject to any consents and representations as may be required therein.
“Engagement Letter” means that certain engagement letter dated February 8, 2022 among the Borrowers and Regions Capital Markets, a division of Regions Bank.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Person that is a member of PLC's controlled group, or under common control with PLC, within the meaning of Section 414 of the Code.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to Section 4062(a) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (vii) the withdrawal of any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such insolvency or termination is reasonably likely to result in material liability; (viii) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (ix) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (x) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA or any violation of Section 436 of the Internal Revenue Code or Section 206(g) of ERISA.
“Erroneous Payment” has the meaning set forth in Section 8.10.1.

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 8.10.4.
“Erroneous Payment Impacted Class” has the meaning set forth in Section 8.10.4.
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 8.10.4.
“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 8.10.6.
“ESG Fee Adjustment” means, with respect to any Pricing Certificate for any calendar year, an amount (whether positive, negative or zero), expressed in basis points, equal to the sum of (a) the Women Employees Fee Adjustment Amount, plus (b) the Racial Diversity Fee Adjustment Amount, in each case for such calendar year.
“ESG Pricing Adjustment Date” has the meaning specified in Section 2.23(a).
“ESG Rate Adjustment” means, with respect to any Pricing Certificate for any calendar year, an amount (whether positive, negative or zero), expressed in basis points, equal to the sum of (a) the Women Employees Applicable Rate Adjustment Amount, plus (b) the Racial Diversity Applicable Rate Adjustment Amount, in each case for such calendar year.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excluded Swap Obligation” means, with respect to any Borrower, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Borrower of, or the grant under a Credit Document by such Borrower of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell”, support or other agreement for the benefit of such Borrower and any and all guarantees of such Borrower’s Swap Obligations by other Borrowers) at the time the guarantee of such Borrower, or grant by such Borrower of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one (1) Hedge Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedge Agreements for which such guarantee or security interest becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on, determined by reference to, or measured by, net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having an office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.20.2) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19.6 and (d) any withholding Taxes imposed under FATCA.
“Exempt Employees” means employees who satisfy the requirements for “exempt employees” under the Fair Labor Standards Act and/or are paid salaries.
“Existing Credit Agreement” has the meaning set forth in Recital A.
“Facility Fee” has the meaning set forth in Section 2.10.1.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent. Notwithstanding anything to the contrary herein, the Federal Funds Effective Rate shall not be less than zero percent (0%).
“Fee Letters” means, collectively, the Regions Fee Letter and the Sustainability Structuring Agents Fee Letter.
“Fitch” means Fitch Ratings, Inc., together with its successors.
“Fitch Rating Election Notice” means a written notice delivered by the Borrowers to the Administrative Agent specifying that the Borrowers have elected to replace either the Applicable S&P Rating or the Applicable Moody’s Rating with the Applicable Fitch Rating (provided, that there shall be only one Fitch Rating Election Notice during the term of this Agreement).
“Foreign Lender” means any Lender that is not a US Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural Person) that makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Notice” means a notice substantially in the form of Exhibit D.
“GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).
“Guaranteed Obligations” of a Person means all guaranties, endorsements, assumptions and other contingent obligations with respect to, or to purchase or to otherwise pay or acquire, Indebtedness of others.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Indebtedness” of a Person means, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, payable out of the proceeds or production from Property now or hereafter owned or acquired by such Persons, (iv) obligations evidenced by notes, acceptances or other similar debt instruments, (v) Capitalized Lease Obligations, (vi) obligations for reimbursement of drafts drawn or available to be drawn under letters of credit, (vii) Synthetic Lease Obligations, and (viii) Guaranteed Obligations. It is understood and agreed, for the avoidance of doubt, that (a) annuities, guaranteed investment contracts, funding agreements, Federal Home Loan Bank advances and similar instruments and agreements, (b) obligations (including without limitation trust obligations) under reinsurance, coinsurance, modified coinsurance agreements or similar agreements and related trust agreements, and (c) obligations and liabilities arising under insurance products created or entered into in the normal course of business shall not constitute “Indebtedness”. Notwithstanding the foregoing, Indebtedness of the Borrowers and its Subsidiaries shall not include: (1) the following obligations issued in connection with the funding or financing of statutory reserves and with respect to which the Borrowers have no obligation to repay: (A) Surplus Notes or other obligations of the Borrowers or any Subsidiaries of the Borrowers (“Reserve Financing Notes”), (B) any securities backed by such Reserve Financing Notes, (C) letters of credit issued for the account of Subsidiaries of the Borrowers that are not issued under this Agreement, (D) any guarantees by the issuers of the obligations described in (A), (B) and (C) above, and (E) any guarantee of a parent of the obligations of a Subsidiary in connection with any such funding or financing of statutory reserves, including guarantees of the obligations described in (A) and (B) above, provided that any such guarantee is either approved or not disapproved, as the case may be, by the applicable Governmental Authority; (2) the sale and issuance of $800 million of senior notes of PLC during the fourth quarter of 2009, the proceeds of which were used to purchase Reserve Financing Notes in connection with the funding of statutory reserves, including any refinancing thereof from time to time, and any subsequent reserve financing transaction for which the Borrowers will receive approval from the Required Lenders to exclude from this definition of Indebtedness; (3) any Short-Term Indebtedness incurred for the pre-funding of anticipated policy obligations or anticipated investment cash flow; (4) obligations that are not otherwise included in items (i) through (viii) of the definition of Indebtedness, but which would be classified as a liability on the Borrowers’ financial statements only by reason of FASB ASC 810 or a subsequent accounting pronouncement having a substantially similar impact so long as such obligations remain nonrecourse; (5) any indebtedness of a separate account maintained by a Subsidiary for which there is no recourse to the Borrowers; or (6) any indebtedness consisting of Cash Management Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.
“Insurance Subsidiary” means any Subsidiary that is engaged in the insurance business.
“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, (i) the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and (ii) the Revolving Commitment Termination Date; and (b) any Term SOFR Rate Loan, (i) the last day of each Interest Period applicable to such Loan; provided, that, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period and (ii) the Revolving Commitment Termination Date.
“Interest Period” means, in connection with a Term SOFR Rate Loan, an interest period of one (1), three (3) or six (6) months, as selected by the Borrowers in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month and (iii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit E.
“Issuing Banks” means Regions Bank and up to four (4) other Lenders designated by the Borrowers and reasonably acceptable to the Administrative Agent from time to time and who have agreed in writing to act as an Issuing Bank hereunder, each in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity and “Issuing Bank” means any one of the foregoing.

“Joint Lead Arrangers” means Regions Capital Markets, a division of Regions Bank, Mizuho Bank, Ltd., PNC Capital Markets, LLC, Sumitomo Mitsui Banking Corporation, U.S. Bank National Association, Wells Fargo Securities, LLC, Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd., in their respective capacities as joint lead arrangers.
“KPI Metric” means each of (a) Women Employment and (b) Racial Diversity.
“KPI Metrics Assurance Provider” means a nationally recognized accounting firm or another accounting firm designated by PLC and identified to the Lenders, so long as Lenders constituting the Required Lenders do not object to such designation within 5 Business Days after notice thereof, and which shall apply, with respect to each KPI Metrics Report for calendar year 2023 and thereafter, substantially the same standards and methodology used in the 2022 KPI Metrics, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by PLC and notified to the Lenders, so long as Lenders constituting Required Lenders do not object to such changes within 5 Business Days after notice thereof.
“KPI Metrics Report” means an annual report provided by PLC that sets forth the calculations for each KPI Metric for a specific calendar year including the KPI Metrics Assurance Provider’s review report of each KPI Metric.
“Law” or “Laws” means all applicable constitutional provisions, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements of all Governmental Authorities.
“L/C Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. If a Lender has agreed in writing to act as an Issuing Bank hereunder, such Issuing Bank’s L/C Commitment shall be the amount set forth for such Issuing Bank in such writing. The L/C Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrowers, and notified to the Administrative Agent.
“Lender” means (a) Regions Bank in its capacity as a Lender and each Person listed on the signature pages hereto and identified as a Lender and (b) each Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Fee” has the meaning set forth in Section 2.10.2.
“Letter of Credit Borrowing” means any drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans pursuant to Section 2.3.4.
“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrowers, including Letter of

Credit Borrowings, minus (c) the Dollar amount of Cash Collateral provided by Borrowers with the proceeds of Revolving Loans in order to Cash Collateralize any Fronting Exposure related to any Letter(s) of Credit pursuant to Section 2.15. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.2.5, and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (i) Five Hundred Million Dollars ($500,000,000) and (ii) the aggregate unused amount of the Revolving Commitments then in effect; provided that no Issuing Bank shall be obligated to issue Letters of Credit in excess of its L/C Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“License” means any license, certificate of authority, permit or other authorization required to be obtained from a Governmental Authority in connection with the operation, ownership or transaction of the insurance business.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement). Notwithstanding the foregoing, a Lien shall not include any such agreement or arrangement with respect to: (1) the following obligations issued in connection with the funding or financing of statutory reserves and with respect to which the Borrowers have no obligation to repay (including, for the avoidance of doubt, Liens in respect of the surplus accounts of any Subsidiaries in connection therewith): (A) Reserve Financing Notes, (B) any securities backed by such Reserve Financing Notes, (C) letters of credit issued for the account of Subsidiaries of the Borrowers that are not issued under this Agreement, (D) any guarantees by the issuers of the obligations described in (A), (B) and (C) above, and (E) any guarantee of a parent of the obligations of a Subsidiary in connection with any such funding or financing of statutory reserves, including guarantees of the obligations described in (A) and (B) above, provided that any such guarantee is either approved or not disapproved, as the case may be, by the applicable Governmental Authority; (2) the sale and issuance of $800 million of senior notes of PLC during the fourth quarter of 2009, the proceeds of which were used to purchase Reserve Financing Notes in connection with the funding of statutory reserves, including any refinancing thereof from time to time, and any subsequent reserve financing transaction for which the Borrowers will receive approval from the Required Lenders to exclude from the definition of Indebtedness; (3) any Short-Term Indebtedness incurred for the pre-funding of anticipated policy obligations or anticipated investment cash flow; (4) obligations that are not otherwise included in items (i) through (viii) of the definition of Indebtedness, but which would be classified as a liability on the Borrowers' financial statements only by reason of FASB ASC 810 or a subsequent accounting pronouncement having a substantially similar impact so long as such obligations remain nonrecourse; (5) any indebtedness of a separate account maintained by a Subsidiary for which there is no recourse to the Borrowers; (6) Cash Management Obligations; and (7) Hedge Agreements.

“Loan” means any or all of the Revolving Loans and Swingline Loans and all extensions and renewals thereof made by any Lender hereunder.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations or prospects of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Borrowers to perform their obligations under the Credit Documents or (iii) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent, the Issuing Banks or the Lenders thereunder.
“Material Transaction” means any acquisition by PLC or any of its Subsidiaries (including pursuant to a merger transaction in which PLC or any of its Subsidiaries is the surviving Person) that PLC and the Sustainability Structuring Agents reasonably determine to have a material impact on the ability of PLC and its Subsidiaries to achieve the Racial Diversity Target Percentage, the Women Employees Percentage Target A, the Women Employees Percentage Target B, the Women Employees Percentage Threshold and/or the Racial Diversity Percentage Threshold.
“Maximum Lawful Rate” means the maximum lawful amount of interest, loan charges, Facility Fees or other charges that may be assessed under New York law or, if higher, under applicable federal law.
“Moody’s” means Moody’s Investors Service, Inc., together with its successors.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of PLC or an ERISA Affiliate and at least one Person other than PLC and its ERISA Affiliates or (ii) was so maintained and with respect to which PLC or an ERISA Affiliate could have liability under Section 4064 or 4049 of ERISA in the event such plan has been or were to be terminated.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders pursuant to the terms of Section 10.3.2 and (b) has received the approval of the Required Lenders.
“Non-Defaulting Lender” at any time, means each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning set forth in Section 2.22.2.
“Notes” means any or all of the Revolving Loan Notes and the Swingline Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.
“Notice Date” has the meaning set forth in Section 2.22.2.
“Obligations” means, without duplication, the obligation of the Borrowers to the Lenders to repay the Loans, the obligation of the Borrowers to the Swingline Lender to repay the Swingline Loans, the outstanding obligations of the Borrowers to reimburse disbursements made under Letters of Credit, interest thereon and obligations to provide Cash Collateral therefor, interest and any fees and all other obligations of the Borrowers to the Lenders, the Issuing Banks, the Swingline Lender and to the Administrative Agent under this Agreement and the other Credit Documents, including without limitation the Erroneous Payment Subrogation Rights, subject to the limitations regarding PLICO set forth in Section 2.21 of this Agreement; provided, however, that the “Obligations” of a Borrower shall exclude any Excluded Swap Obligations with respect to such Borrower.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” with respect to any Recipient, means Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing the Tax (other than a connection arising from the execution, delivery or enforcement of, or performance under, or receipt of payments under any Credit Document, or from the sale or assignment of an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Credit Document (other than any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20.2))
“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrowers of any drawing under any Letter of Credit.
“Participant” has the meaning set forth in Section 9.4.1.
“Participant Register” has the meaning set forth in Section 9.4.4.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Payment Recipient” has the meaning set forth in Section 8.10.1.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Borrower or any of its ERISA Affiliates or with respect to which any Borrower or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.
“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.
“Permitted Liens” means any of the following:
(a)    Liens existing on the Closing Date of this Agreement securing Indebtedness outstanding on the Closing Date and Liens set forth on Exhibit F;
(b)    any Lien existing on any asset of (i) corporation or partnership at the time such corporation or such partnership becomes a Consolidated Subsidiary of PLC, or (ii) Subsidiary at the time it becomes a Subsidiary, and in either case not created in contemplation of such event;
(c)    any Lien on any asset securing Indebtedness incurred for the purposes of financing all or any part of the cost of constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the completion of construction thereof;
(d)    any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrowers or their Subsidiaries and not created in contemplation of such event;
(e)    any Lien existing on any asset prior to the acquisition thereof by the Borrowers or another Subsidiary of the Borrowers and not created in contemplation or such acquisition;
(f)    Liens securing Indebtedness owing by any Subsidiary to the Borrowers;
(g)    Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this definition provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;
(h)    Liens incidental to the conduct of the business of the Borrowers or any of their Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of their respective assets or materially impair the use thereof in the operation of their respective businesses;
(i)    Any Lien on margin stock (as defined in Regulation U);
(j)    Liens for impositions or taxes either not yet delinquent or which are being contested in good faith by appropriate proceedings;
(k)    Liens not securing Indebtedness which are created by or relate to any legal proceedings which at the time are being contested in good faith by appropriate proceedings;
(l)    Any other statutory or inchoate Lien securing amounts other than Indebtedness which are not delinquent;
(m)    Liens securing purchase money debt, or Indebtedness arising under Capitalized Leases; provided, however, that in each case any such Lien attaches only to the specific item(s) or property or asset(s) financed with such purchase money debt or Capitalized Lease; and
(n)    Liens not otherwise permitted by the foregoing paragraphs of this definition securing Indebtedness and other obligations in an aggregate principal amount at any time outstanding not to exceed 15% of Adjusted Consolidated Net Worth.
“Person” (whether or not capitalized) means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, limited liability company, governmental agency or political subdivision thereof or other governmental authority, or any other form of entity.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning set forth in Section 10.1.4.
“PLC” has the meaning set forth in the introductory paragraph hereto.
“PLICO” has the meaning set forth in the introductory paragraph hereto.
“Prime Rate” shall be that rate announced by the Administrative Agent from time to time as its Prime Rate and is one of several interest rate bases used by the Administrative Agent. The Lenders and the Administrative Agent lend at rates both above and below the Administrative Agent's Prime Rate and the Borrowers acknowledge that the Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by any Lender or Administrative Agent.
“Principal Office” means, for the Administrative Agent, the Swingline Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrowers and each Lender.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Pricing Certificate” means a certificate substantially in the form of Exhibit G executed by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of PLC and attaching (a) a true and correct copy of the KPI Metrics Report for the most recently ended calendar year and setting forth each of the ESG Fee Adjustment and the ESG Rate Adjustment for the period covered thereby and computations in reasonable detail in respect thereof and (b) a review report of the KPI Metrics Assurance Provider confirming that the KPI Metrics Assurance Provider is not aware of any material modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the applicable reporting criteria.
“Pricing Certificate Inaccuracy” has the meaning set forth in Section 2.23(d).
“Racial Diversity” means the percentage of all Exempt Employees of the Borrowers and their Subsidiaries who have disclosed their racial identities to be non-white (excluding any Exempt Employee of the Borrowers or any of their Subsidiaries who became an employee of the Borrowers or any of their Subsidiaries pursuant to a Material Transaction for the period of the first twenty-four (24) months after the consummation of such Material Transaction).
“Racial Diversity Actual Percentage” means, with respect to any calendar year, the percentage equal to (a) the number of Exempt Employees of the Borrowers and their Subsidiaries who disclose their racial identities to be “non-white” as of the last day of such calendar year divided by (b) the number of Exempt Employees of the Borrowers and their Subsidiaries who disclose their racial identities as of the last day of such calendar year; provided that (x) Exempt Employees of the Borrowers and their Subsidiaries who do not disclose their racial identities shall be omitted from both clauses (a) and (b) of any such calculation and (y) any calculation of Racial Diversity Actual Percentage shall exclude any Exempt Employee of the Borrowers or any of their Subsidiaries who became an employee of the Borrowers or any of their Subsidiaries pursuant to a Material Transaction for the period of the first twenty-four (24) months after the consummation of such Material Transaction.
“Racial Diversity Applicable Rate Adjustment Amount” means, with respect to any calendar year, (a) if the Racial Diversity Actual Percentage for such calendar year is equal to or greater than the Racial Diversity Target Percentage for such calendar year, then minus 2.0 basis points, (b) if the Racial Diversity Actual Percentage for such calendar year is less than the Racial Diversity Target Percentage but greater than the Racial Diversity Percentage Threshold for such calendar year, then no change and (c) if the Racial Diversity Actual Percentage for such calendar year is less than the Racial Diversity Percentage Threshold for such calendar year, then plus 2.0 basis points.
“Racial Diversity Fee Adjustment Amount” means, with respect to any calendar year, (a) if the Racial Diversity Actual Percentage for such calendar year is equal to or greater than the

Racial Diversity Target Percentage for such calendar year, then minus 0.5 basis points, (b) if the Racial Diversity Actual Percentage for such calendar year is less than the Racial Diversity Target Percentage but greater than the Racial Diversity Percentage Threshold for such calendar year, then no change and (c) if the Racial Diversity Actual Percentage for such calendar year is less than the Racial Diversity Percentage Threshold for such calendar year, then plus 0.5 basis points.
“Racial Diversity Percentage Threshold” means, with respect to any calendar year, the percentage for “Racial Diversity Percentage Threshold” for such calendar year as set forth in the table entitled “Racial Diversity” on Appendix C.
“Racial Diversity Target Percentage” means, with respect to any calendar year, the percentage for “Racial Diversity Target Percentage” for such calendar year as set forth in the table entitled “Racial Diversity” on Appendix C.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Refunded Swingline Loan” has the meaning set forth in Section 2.2.2(c).
“Regions” means Regions Bank, an Alabama banking corporation, as a Lender, and its successors and assigns.
“Regions Fee Letter” means that certain letter agreement dated February 8, 2022 among the Borrowers, Regions Bank and Regions Capital Markets, a division of Regions Bank.
“Register” has the meaning set forth in Section 9.3.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Date” has the meaning set forth in Section 2.3.4.
“Related Parties” with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning set forth in Section 8.6.2.
“Required Lenders” means, as of any date of determination, the Lenders having more than fifty percent (50%) of the aggregate amount of the unfunded Commitments, the outstanding

Loans and the Letter of Credit Obligations, or, if the Commitments have been terminated, Lenders holding in the aggregate more than fifty percent (50%) of the outstanding Loans and Letter of Credit Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans); provided that the Commitments of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” has the meaning set forth in Section 8.6.1.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof.
“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments. The initial Revolving Commitment Percentages are set forth on Appendix A.
“Revolving Commitment Period” means (i) in the case of Revolving Loans and Swingline Loans, the period from and including the Closing Date to the Revolving Commitment Termination Date, and (ii) in the case of the Letters of Credit, the period from and including the issuance thereof to the earlier of the expiration date thereof and the date that is seven (7) days prior to the Revolving Commitment Termination Date.
“Revolving Commitment Termination Date” means the earliest to occur of (a) the later of (i) April 5, 2027 and (ii) with respect to some or all of the Lenders (as applicable) for whom the Revolving Commitment Termination Date has been extended pursuant to Section 2.22, such extended Revolving Commitment Termination Date; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11.2; and (c) the date of the termination of the Revolving Commitments pursuant to Section 7.1.
“Revolving Loan” means a Loan made by a Lender to a Borrower pursuant to Section 2.1.1.
“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5.2A, as it may be amended, supplemented or otherwise modified from time to time.
“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation, together with its successors.

“Sanction(s)” means any sanction administered, imposed or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a person or entity located, organized or resident in or determined to be resident in a country or territory, in each case, that is subject to any Sanction.
“Sanctioned Person” means a person that is or is owned or controlled by Persons that are the target of Sanctions or are named on the list of Specially Designated Nationals maintained by OFAC or any other similar list maintained by OFAC or any other relevant sanctions authority which is applicable to the Borrowers or their Subsidiaries.
“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) from time to time in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Short-Term Indebtedness” means all indebtedness that by its terms matures within one year from and that is not renewable at the option of the obligor to a date later than one year after, the date such indebtedness was incurred. Any indebtedness which is extended or renewed (other than pursuant to the option of the obligor) shall be deemed to have been incurred at the date of such extension or renewal.
“Significant Insurance Subsidiary” means any Significant Subsidiary that is an Insurance Subsidiary.
“Significant Subsidiary” means any Subsidiary which meets or exceeds any of the following conditions:
(1)    PLC's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of PLC and its Subsidiaries consolidated as of the end of the most recently completed calendar year; or
(2)    PLC's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of PLC and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or
(3)    PLC's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10 percent of such income of PLC and its Subsidiaries consolidated for the most recently completed fiscal year.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of PLC or an ERISA Affiliate and no Person other than PLC and its ERISA Affiliates or (ii) was so maintained and with respect to which PLC or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day; provided, that, if the published rate is subsequently corrected and provided by the SOFR Administrator or on the SOFR Administrator’s Website within the longer of one hour of the time when such rate is first published and the republication cut-off time for SOFR, if any, as specified by the SOFR Administrator in the SOFR benchmark methodology then the secured overnight financing rate for such Business Day will be subject to those corrections.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” with respect to any Person as of any date of determination, means that on such date, (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by PLC. A separate account established pursuant to SAP or any applicable insurance regulatory requirement shall be deemed not to be a Subsidiary.
“Substantial Portion” means, with respect to the Property of PLC and its Subsidiaries, Property that (i) represents more than 10% of the consolidated assets of PLC and its Subsidiaries as would be shown in the consolidated financial statements of PLC and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of PLC and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note”, the principal amount of which an insurance regulator permits the issuer to record as an addition to capital and surplus rather than as a liability in accordance with SAP.
“Sustainability Structuring Agents” means BNP Paribas and PNC Capital Markets, LLC, in their capacity as co-sustainability structuring agents.
“Sustainability Structuring Agents Fee Letter” means that certain letter agreement dated March 16, 2022 among the Borrowers and the Sustainability Structuring Agents.
“Swap Obligation” means with respect to any Borrower any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swingline Loan” means a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2.1.
“Swingline Note” means a promissory note in the form of Exhibit 2.5.2B, as it may be amended, supplemented or otherwise modified from time to time.
“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.
“Swingline Sublimit” means, at any time of determination, the lesser of (a) Seventy-Five Million Dollars ($75,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.
“Synthetic Lease Obligations” of a Person means the amount of the obligations of such Person under any lease that would not be shown as a liability, but would be treated as an operating lease, in accordance with GAAP, but which arise under a transaction in which the property subject to such lease is owned by the lessee for the purposes of the Code.
“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Term SOFR” means, for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that, if as of 11:00 a.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, subject to Section 2.17. Notwithstanding anything to the contrary herein, Term SOFR shall not be less than zero percent (0%).
“Term SOFR Adjustment” means, 0.100% (10 basis points) for an Interest Period of one-month’s duration, 0.150% (15 basis points) for an Interest Period of three-month’s duration, and 0.250% (25 basis points) for an Interest Period of six-months’ duration.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate, other than pursuant to clause (iii) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Type” means a Base Rate Loan or a Term SOFR Rate Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unmatured Default” means an event that, but for the lapse of time or the giving of notice, or both, would constitute a Default.
“United States” or “U.S.” means the United States of America.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association

recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.19.6(b)(ii)(3).
“Wholly-Owned Subsidiary” means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by PLC or one or more Wholly-Owned Subsidiaries of PLC, or by PLC and one or more Wholly-Owned Subsidiaries of PLC, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Withholding Agent” means any Borrower and the Administrative Agent.
“Women Employment” means the percentage of all Exempt Employees of the Borrowers and their Subsidiaries who identify as female (excluding any Exempt Employee of the Borrowers or any of their Subsidiaries who became an employee of the Borrowers or any of their Subsidiaries pursuant to a Material Transaction the period of the first twenty-four (24) months after the consummation of such Material Transaction).
“Women Employees Actual Percentage” means, with respect to any calendar year, the percentage equal to (a) the number of Exempt Employees of the Borrowers and their Subsidiaries who disclose their gender identity to be female as of the last day of such calendar year divided by (b) the number of Exempt Employees of the Borrowers and their Subsidiaries who disclose their gender identities as of the last day of such calendar year; provided that (x) Exempt Employees of the Borrowers and their Subsidiaries who do not disclose their gender shall be omitted from both clauses (a) and (b) of any such calculation and (y) any calculation of Women Employees Actual Percentage shall exclude any Exempt Employee of the Borrowers or any of their Subsidiaries who became an employee of the Borrowers or any of their Subsidiaries pursuant to Material Transaction for the period of the first twenty-four (24) months after the consummation of such Material Transaction.
“Women Employees Applicable Rate Adjustment Amount” means, with respect to any calendar year, (a) if the Women Employees Actual Percentage for such calendar year is equal to or greater than the Women Employees Percentage Target A for such calendar year, then minus 2.0 basis points, (b) if the Women Employees Actual Percentage for such calendar year is less than Women Employees Percentage Target A for such calendar year but is equal to or greater than then Women Employees Percentage Target B for such calendar year, then minus 1.2 basis points, (c) if the Women Employees Actual Percentage for such calendar year is less than Women Employees Percentage Target B for such calendar year but is equal or greater than the Women Employees Percentage Threshold for such calendar year, then no change and (d) if the Women Employees Actual Percentage for such calendar year is less than the Women Employees Percentage Threshold for such calendar year, then plus 2.0 basis points.
“Women Employees Fee Adjustment Amount” means, with respect to any calendar year, (a) if the Women Employees Actual Percentage for such calendar year is equal to or greater than the Women Employees Percentage Target A for such calendar year, then minus 0.5 basis points, (b) if the Women Employees Actual Percentage for such calendar year is less than Women Employees Percentage Target A for such calendar year but is equal to or greater than then Women Employees Percentage Target B for such calendar year, then minus 0.3 basis points, (c) if the Women Employees Actual Percentage for such calendar year is less than Women Employees Percentage Target B for such calendar year but is equal or greater than the Women Employees Percentage Threshold for such calendar year, then no change and (d) if the Women Employees Actual Percentage for such calendar year is less than the Women Employees Percentage Threshold for such calendar year, then plus 0.5 basis points.
“Women Employees Percentage Target A” means, with respect to any calendar year, the percentage for “Women Employees Percentage Target A” for such calendar year as set forth in the table entitled “Women Employees” on Appendix C.
“Women Employees Percentage Target B” means, with respect to any calendar year, the percentage for “Women Employees Percentage Target B” for such calendar year as set forth in the table entitled “Women Employees” on Appendix C.
“Women Employees Percentage Threshold” means, with respect to any calendar year, the percentage for “Women Employees Percentage Threshold” for such calendar year as set forth in the table entitled “Women Employees” on Appendix C.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Rules of Interpretation.
1.2.1    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.2.2    Computations of Time Periods. Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
1.2.3    Document Preparation. This Agreement, the Fee Letters and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent, the Issuing Banks or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.
1.2.4    Time. Unless otherwise indicated, all references to a specific time shall be construed to Central Standard Time or Central Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.
1.2.5    Letter of Credit Calculations. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.3.    Computations: Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP or SAP. If a change in GAAP or SAP after the date of this Agreement would require a change affecting the calculation of any requirement under this Agreement, then the Administrative Agent and the Borrowers shall negotiate in good faith for the amendment of the affected requirements (which amendment shall be subject to the approval of the Required Lenders as provided for in Section 10.3.1); provided, however, until and unless such an amendment is agreed upon, the requirements of this Agreement shall remain as written and compliance therewith shall be determined according to GAAP or SAP, as applicable, in effect prior to the change. For the avoidance of doubt, FASB ASC 320 and FASB ASC 220 should apply, and continue to apply, as they exist on the Closing Date unless the Required Lenders and the Borrowers mutually agree otherwise. If PLC notifies the Administrative Agent that it intends to discontinue providing financial statements in accordance with GAAP or PLICO notifies the Administrative Agent that it intends to discontinue providing financial statements in accordance with SAP, then the Borrowers and the Required Lenders shall negotiate in good faith for a replacement accounting standard, provided, however, until such replacement accounting standard is agreed upon, the applicable Borrower shall continue to use GAAP or SAP, as applicable, in preparing its financial statements. Notwithstanding anything herein to the contrary, for purposes of calculating the financial covenants set forth in Sections 5.12 and 5.13 and other amounts hereunder, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest  comprising a portion of fixed rent payable under any operating lease, in each case of the foregoing, to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor, or a member of its consolidated group, is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.
1.4.    Division. Any reference herein or in any other Credit Document to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under each other Credit Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.5.    Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or any related spread or other adjustment, including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The

Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.6.    Conforming Changes Relating to Term SOFR. In connection with the use or administration of Term SOFR, the Administrative Agent (after consultation with the Borrowers) will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Credit Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Benchmark Conforming Changes in connection with the use or administration of Term SOFR.
ARTICLE II
CREDIT EXTENSIONS
2.1.    Revolving Loans.
2.1.1    Making of Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans in Dollars (each such loan, a “Revolving Loan”) to the Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, in no event shall the Outstanding Amount of Revolving Obligations exceed the Aggregate Revolving Commitments. Amounts borrowed pursuant to this Section 2.1.1 may be repaid and reborrowed without premium or penalty (subject to Section 2.17.3) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Term SOFR Rate Loans, or a combination thereof, as the Borrowers may request. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
2.1.2    Borrowing Mechanics for Revolving Loans.
(a)    Except pursuant to Section 2.2.2(c), all Revolving Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount or, if less, the amount of the unused Aggregate Revolving Commitment.
(b)    Whenever the Borrowers desire that the Lenders make a Revolving Loan, the Borrowers shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) 12:00 p.m. at least three (3) U.S. Government Securities Business Days in advance of the proposed Credit Date in the case of a Term SOFR Rate Loan and (y) 9:00 a.m. on the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Loans that are Term SOFR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to make a borrowing in accordance therewith.
(c)    Notice of receipt of each Funding Notice in respect of each Revolving Loan, together with the amount of each Lender’s Revolving Commitment Percentage thereof, together with the applicable interest rate, shall be provided by the Administrative Agent to each Lender with reasonable promptness.
(d)    Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan available to the Administrative Agent not later than (x) 12:00 p.m. on the applicable Credit Date in the case of a same day Borrowing of Base Rate Loans and (y) in all other cases, 11:00 a.m. on the applicable Credit Date, in each case, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loan available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the aggregate amount received by the Administrative Agent from the Lenders in connection with such Revolving Loan to be credited to the account of the Borrowers at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrowers.
2.1.3    Increase in Aggregate Revolving Commitments. The Borrowers may, at any time and from time to time, upon prior written notice by the Borrowers to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) subject to the following:
(a)    the aggregate principal amount of any increases in the Revolving Commitments pursuant to this Section 2.1.3 shall not exceed Five Hundred Million Dollars ($500,000,000);
(b)    the Borrowers may, at any time and from time to time, upon prior written notice by the Borrowers to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrowers and reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that:
(i)    any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii)    no Unmatured Default or Default shall exist before and immediately after giving effect to such increase;
(iii)    the Borrowers shall be in compliance, on a pro forma basis after giving effect to the incurrence of any such increase in the Aggregate Revolving Commitments, with the financial covenants set forth in Article V, recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.1;
(iv)    no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;
(v)    (1) any new Lender providing a Revolving Commitment in connection with any increase in Aggregate Revolving Commitments shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;
(vi)    any such increase in the Revolving Commitments shall be subject to receipt by the Administrative Agent of a certificate of the Borrowers dated as of the date of such increase signed by an Authorized Officer of the Borrowers (x) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article IV and the other Credit Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.1.3, the representations and warranties contained in Sections 4.4 and 4.5 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1, and (ii) no Unmatured Default or Default exists;
(vii)    the additional Revolving Commitments shall have terms identical to those for the existing Revolving Commitments at such time, except for fees payable to the Lenders providing such additional Revolving Commitments (including any applicable upfront and arrangement fees); provided, that, to the extent that the joinder or commitment agreements described in subparagraph (v) above provide for an applicable margin of, and/or facility fee for, additional Revolving Commitments greater than the Applicable Margin and/or Facility Fee with respect to the existing Revolving Commitments at such time, the Applicable Margin and/or the Facility Fee (as applicable) for the existing Revolving Commitments shall be increased automatically (without the consent of Required Lenders) such that the Applicable Margin and/or the Facility Fee (as applicable) for such existing Revolving Commitments is not less than the applicable margin and/or the facility fee (as applicable) for such additional Revolving Commitments;
(viii)    Neither any Joint Lead Arranger nor any Lender shall have any responsibility for arranging any such additional Revolving Commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith; and
(ix)    the Borrowers shall have paid any applicable upfront and arrangement fees.
The Borrowers shall prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.
2.2.    Swingline Loans.
2.2.1    Making of Swingline Loans and Purchases of Participations Therein. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole but reasonable discretion, make Swingline Loans to the Borrowers in the aggregate amount up to but not exceeding the Swingline Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2.1 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.
2.2.2    Borrowing Mechanics for Swingline Loans.
(a)    Whenever the Borrowers desire that the Swingline Lender make a Swingline Loan, the Borrowers shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date.
(b)    The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 2:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the amount received by the Administrative Agent from the Swingline Lender in connection with such Swingline Loan to be credited to the account of the Borrowers at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrowers. Each Swingline Loan shall be made in a minimum amount of $100,000.

(c)    With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.11.1, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrowers), no later than 10:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrowers) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrowers on such Credit Date in accordance with its respective Revolving Commitment Percentage in an amount equal to all or any portion of the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrowers) and applied to repay a corresponding portion of the Refunded Swingline Loans and (ii) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrowers, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrowers and shall be due under the Revolving Loan Note issued by the Borrowers to the Swingline Lender. The Borrowers hereby authorize the Administrative Agent and the Swingline Lender to charge the Borrowers’ accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent of the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.
(d)    If for any reason Revolving Loans are not made pursuant to Section 2.2.2(c) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon. On the Business Day that notice is provided by the Swingline Lender (or by the 10:00 a.m. on the following Business Day if such notice is provided after 1:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
(e)    Notwithstanding anything contained herein to the contrary, (i) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to paragraph (c) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Unmatured Default or Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Borrower; (4) any breach of this Agreement or any other Credit Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrowers or the Required Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (ii) the Swingline Lender shall not be obligated to make any Swingline Loans (1) if it has elected not to do so after the occurrence and during the continuation of an Unmatured Default or Default, or (2) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders.
2.3.    Issuances of Letters of Credit and Purchase of Participations Therein.
2.3.1    Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue standby Letters of Credit for the account of the Borrowers or any of their Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (a) each Letter of Credit shall be denominated in Dollars; (b) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is reasonably acceptable to the applicable Issuing Bank; (c) after giving effect to such issuance, in no event shall the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments then in effect; (d) after giving effect to such issuance, in no event shall the Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit then in effect; (e) the aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank shall not exceed its L/C Commitment; and (f) in no event shall any Letter of Credit have an expiration date later than the earlier of (i) seven (7) days prior to the Revolving Commitment Termination Date, and (ii) the date which is one (1) year from the date of issuance of such Letter of Credit. Subject to the foregoing (other than clause (e)) any Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless such Issuing Bank elects not to extend for any such additional period; provided, no Issuing Bank shall be required to extend any such Letter of Credit if it has received written notice that a Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements satisfactory to such Issuing Bank (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (after giving effect to Section 2.16.1(d) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Administrative Agent, such Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary. Each Letter of Credit specified as a “Credit for Reinsurance Letter of Credit” in the Issuance Notice delivered by Borrowers shall be in the Issuing Bank’s standard form for letters of credit qualifying for credit for reinsurance under applicable state insurance laws and regulation, with such changes as mutually agreed by the Issuing Bank and the Borrowers, and shall satisfy the requirements for letters of credit under the credit for reinsurance provisions of the insurance laws and regulations of the jurisdiction of domicile of the beneficiary thereof as to which the Borrowers provide written notice to the Issuing Bank prior to the date of issuance (each such Letter of Credit a “Credit for Reinsurance Letter of Credit”); provided that the Issuing Bank shall not be obligated to verify such satisfaction.
2.3.2    Notice of Issuance. Whenever the Borrowers desire the issuance of a Letter of Credit, the Borrowers shall deliver to the Administrative Agent an Issuance Notice together with other standard documentation required by the applicable Issuing Bank that, among other things, identifies the Issuing Bank that Borrowers have selected to issue the requested Letter of Credit, no later than 12:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the selected Issuing Bank shall issue the requested Letter of Credit in accordance with such Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit. Upon receipt of such notice and documentation from such Issuing Bank, the Administrative Agent shall promptly forward such notice and documentation to each Lender together with the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3.5. Except for Letters of Credit issued for the account of PLICO, PLC shall be the account party for each Letter of Credit, including Letters of Credit issuable to a beneficiary having a claim or potential claim against a Wholly-Owned Subsidiary of PLC.

2.3.3    Responsibility of Issuing Banks With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and any Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to any Borrower. Notwithstanding anything to the contrary contained in this Section 2.3.3, the Borrowers shall retain any and all rights they may have against any Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.
2.3.4    Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrowers and the Administrative Agent, and the Borrowers shall reimburse such Issuing Bank through the Administrative Agent on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing together with interest as provided for in Section 2.7.6; provided, anything contained herein to the contrary notwithstanding, (a) unless the Borrowers shall have notified the Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. on the date such drawing is honored that the Borrowers intend to reimburse such Issuing Bank through the Administrative Agent for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrowers shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and

(b) subject to satisfaction or waiver of the conditions specified in Section 3.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrowers shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3.4 shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrowers shall retain any and all rights they may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3.4.
2.3.5    Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrowers shall fail for any reason to reimburse an Issuing Bank as provided in Section 2.3.4, the Administrative Agent shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Administrative Agent for the account of the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the Principal Office of the Administrative Agent, not later than 11:00 a.m. on the first Business Day after the date notified by the Administrative Agent. In the event that any Lender fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3.5, such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the applicable Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3.5 shall be deemed to prejudice the right of any Lender to recover from any Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3.5 through the Administrative Agent for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, the Administrative Agent for the account of the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3.5 with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Administrative Agent for the account of the Issuing Bank from the Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

2.3.6    Obligations Absolute. The obligation of the Borrowers to reimburse the applicable Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3.4 and the obligations of the Lenders under Section 2.3.5 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (a) any lack of validity or enforceability of this Agreement, the Credit Documents or any Letter of Credit; (b) the existence of any claim, set off, defense (other than that such drawing has been repaid) or other right which the Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrowers or any of their Subsidiaries and the beneficiary for which any Letter of Credit was procured); (c) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (d) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (e) any adverse change in the business, operations, properties, assets, or financial condition of the Borrowers or any of their Subsidiaries; (f) any breach hereof or any other Credit Document by any party thereto; (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (h) the fact that a Default or an Unmatured Default shall have occurred and be continuing; provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.
2.3.7    Indemnification. Without duplication of any obligation of the Borrowers under Section 10.26, in addition to amounts payable as provided herein, each of the Borrowers hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel) which each Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (i) the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (ii) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (b) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
2.3.8    Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
2.3.9    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of either Borrower, Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit subject to the terms of Section 2.21 with respect to PLICO. Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of Borrowers, and that Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.
2.3.10    Reporting by Issuing Banks. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, report in writing to the Administrative Agent (a) periodic activity (for such period or recurrent periods as shall be reasonably requested by the Administrative Agent and in any event no more frequently than monthly) in respect of all Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (b) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (c) on each Business Day on which such Issuing Bank makes any payment on a Letter of Credit, the date and amount of such payment, (d) on any Business Day on which the Borrowers fail to reimburse any reimbursement obligation to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such reimbursement obligation and (e) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. No failure on the part of any Issuing Bank to provide such information pursuant to this Section 2.3.10 shall limit the obligations of the Borrowers or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.
2.4.    Pro Rata Shares; Availability of Funds.
2.4.1    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Revolving Commitment Percentage of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby. Each Lender acknowledges and agrees that its participation in each Letter of Credit and Swingline Loan will be automatically adjusted based on such Lender’s Revolving Commitment Percentage at each time such Lender’s Revolving Commitment is amended pursuant to the operation of Section 2.22.
2.4.2    Availability of Funds.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1.2 or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or each applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Notices given by the Administrative Agent under this Section 2.4.2 shall be conclusive absent manifest error.
2.5.    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
2.5.1    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error;

provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrowers’ obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.
2.5.2    Notes. The Borrowers shall execute and deliver to each (i) Lender on the Closing Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 9.2 and (iii) Person who becomes a Lender in accordance with Section 2.1.3, 2.20.2 or 2.22, in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans or Swingline Loans, as applicable.
2.6.    Scheduled Principal Payments.
2.6.1    Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.
2.6.2    Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Commitment Termination Date.
2.7.    Interest on Loans.
2.7.1    Interest Rate. Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(a)    in the case of Revolving Loans:
(i)    if a Base Rate Loan (including a Base Rate Loan referencing the Adjusted Term SOFR Rate), the Base Rate plus the Applicable Margin; or
(ii)    if a Term SOFR Rate Loan, the Adjusted Term SOFR Rate plus the Applicable Margin; and
(b)    in the case of Swingline Loans, at the Swingline Rate.
2.7.2    Determination of Interest Rate. The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof)), and the Interest Period with respect to any Term SOFR Rate Loan, shall be selected by the Borrowers and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (a) if such Loan is a Term SOFR Rate Loan, such Loan shall become a Base Rate Loan and (b) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

2.7.3    Failure to Specify Rate. In connection with Term SOFR Rate Loans, there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrowers fail to specify between a Base Rate Loan or a Term SOFR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (a) if outstanding as a Term SOFR Rate Loan, will be automatically continued as a Term SOFR Rate Loan, with an Interest Period of the same duration as the current Interest Period of the Loan being continued, on the last day of the then current Interest Period for such Loan, (b) if outstanding as a Base Rate Loan will remain as a Base Rate Loan and (c) if such Loan is not already outstanding, it shall be made as a Base Rate Loan. In the event the Borrowers fail to specify an Interest Period for any Term SOFR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrowers shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 9:00 a.m. on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the Term SOFR Rate Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Term SOFR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.
2.7.4    Calculation of Interest. Interest payable pursuant to this Section 2.7 shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term SOFR Rate Loan, the date of conversion of such Term SOFR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of principal or interest on such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term SOFR Rate Loan, the date of conversion of such Base Rate Loan to such Term SOFR Rate Loan, as the case may be, shall be excluded; provided, if the principal amount of a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.
2.7.5    Interest Payable in Arrears. Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and accrued and unpaid interest shall be payable in arrears (a) on each Interest Payment Date applicable to that Loan; (b) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (a) above), to the extent accrued on the amount being prepaid; and (c) at maturity, including final maturity.
2.7.6    Interest Due Issuing Banks. The Borrowers agree to pay to the Administrative Agent for the account of the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (a) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (b) thereafter, without duplication of any Default Rate interest that may be payable under this Agreement, a rate which is the lesser of (i) 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) the Maximum Lawful Rate.
2.7.7    Interest Distributed by Issuing Banks. Interest payable pursuant to Section 2.7.6 shall be computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the Reimbursement Date for the related drawing under a Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders through the Administrative Agent for all or any portion of such honored drawing, the Administrative Agent shall distribute to each Lender which has paid all amounts payable by it under Section 2.3.5 with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Administrative Agent for the account of the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrowers.
2.8.    Conversion/Continuation.
2.8.1    Options to Convert/Continue. So long as no Unmatured Default or Default shall have occurred and then be continuing or would result therefrom, the Borrowers shall have the option:
(a)    to convert at any time all or any part of any Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Term SOFR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Term SOFR Rate Loan unless the Borrowers shall pay all amounts due under Section 2.17.3 in connection with any such conversion; or
(b)    upon the expiration of any Interest Period applicable to any Term SOFR Rate Loan, to continue all or any portion of such Loan as a Term SOFR Rate Loan.
2.8.2    Conversion/Continuation Notice. The Borrowers shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 12:00 p.m. at least three (3) U.S. Government Securities Business Days in advance of the proposed Conversion/Continuation Date (except for any conversion from a Term SOFR Rate Loan to a Base Rate Loan, which shall be no later than 9:00 a.m. on the proposed Conversion/Continuation Date). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term SOFR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.
2.9.    Default Rate of Interest.
2.9.1    Principal Due. If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
2.9.2    Other Amounts Due. If any amount (other than principal of any Loan) payable by the Borrowers under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
2.9.3    Bankruptcy Defaults. During the continuance of a Default under Section 6.6 or Section 6.7, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
2.9.4    Other Defaults. During the continuance of a Default other than a Default under Section 6.6 or Section 6.7, the Borrowers shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
2.9.5    Past Due Amounts. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
2.9.6    No Permitted Alternative. In the case of any Term SOFR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate is effective, each such Term SOFR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
2.10.    Fees.
2.10.1    Facility Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a facility fee (the “Facility Fee”) equal to the applicable Facility Fee Rate (set forth in the definition of the term “Applicable Margin”) of the Aggregate Revolving Commitments, subject to adjustments as provided in Section 2.16. The Facility Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Facility Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender except as otherwise provided in Section 2.16.1(c)(ii)and (2) any Facility Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Facility Fee is not refundable or proratable.
2.10.2    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the applicable Letter of Credit Fee (set forth in the definition of the term “Applicable Margin”) multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fee”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.2.5. The Letter of Credit Fee shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (i) no Letter of Credit Fee shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender except as otherwise provided in Section 2.16.1(c)(ii) and (ii) any Letter of Credit Fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of a Default under Sections 6.6 and 6.7, the Letter of Credit Fee shall accrue at the Default Rate, and during the continuance of a Default other than a Default under Sections 6.6 or 6.7, then upon the request of the Required Lenders, the Letter of Credit Fee shall accrue at the Default Rate.
2.10.3    Fronting Fee and Other Fees Payable to an Issuing Bank. The Borrowers shall pay directly to each Issuing Bank for its own account a fronting fee at the rate per annum agreed upon by the Borrowers and such Issuing Bank, computed on a basis to be determined by the Borrowers and such Issuing Bank. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.2.5. In addition, the Borrowers shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
2.10.4    Other Fees. The Borrowers shall pay to the Joint Lead Arrangers, the Sustainability Structuring Agents and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letters.

2.11.    Prepayments/Commitment Reductions.
2.11.1    Voluntary Prepayments.
(a)    Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 2.17):
(i)    with respect to Base Rate Loans (including Base Rate Loans referencing the Adjusted Term SOFR Rate), the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, or, if less, the full Outstanding Amount thereof;
(ii)    with respect to Term SOFR Rate Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17.3) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, or, if less, the full Outstanding Amount thereof; and
(iii)    with respect to Swingline Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part in any amount;
(b)    All such prepayments shall be made:
(i)    upon written or telephonic notice on or before the date of prepayment in the case of Base Rate Loans or Swingline Loans; and
(ii)    upon not less than three (3) U.S. Government Securities Business Days’ prior written or telephonic notice in the case of Term SOFR Rate Loans;
in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 10:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice is cancelled or revoked by Borrowers no later than one Business Day prior to such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.12.1.
2.11.2    Voluntary Commitment Reductions.
(a)    The Borrowers may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective Revolving Commitment Percentage); provided, (i) any such partial reduction of the

Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (ii) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount exceed the Aggregate Revolving Commitments and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.
(b)    The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrowers’ notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof, unless such notice is cancelled or revoked by Borrowers no later than one Business Day prior to such prepayment date.
2.11.3    Mandatory Prepayments. If at any time the Administrative Agent notifies the Borrowers that (i) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Commitments, (ii) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (iii) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to subparagraph (ii), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.
2.12.    Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Term SOFR Rate Loans in direct order of Interest Period maturities. In addition:
2.12.1    Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrowers.
2.12.2    Mandatory Prepayments. Mandatory prepayments in respect of the Revolving Commitments under Section 2.11.3 above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.
2.12.3    Payment to Lenders. Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16.1 hereof).
2.13.    General Provisions Regarding Payments.
2.13.1    Auto Debit. All payments by the Borrowers of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and the Borrowers hereby authorize the Administrative Agent to, debit a deposit account of the Borrowers or any of their Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by the Borrowers or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).
2.13.2    Time for Payments. In the event that the Administrative Agent is unable to debit a deposit account of the Borrowers or any of their Subsidiaries held with the Administrative Agent or any of its Affiliates in accordance with Section 2.13.1 in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 1:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next Business Day.
2.13.3    Payments Applied to Interest First. All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
2.13.4    Distributions to Lenders. The Administrative Agent shall promptly remit to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent; provided that in the event payments received by the Administrative Agent by 1:00 p.m. at the Administrative Agent’s Principal Office with respect to any Loan are not remitted to Lenders by the end of the next Business Day, the Administrative Agent shall pay Lenders the Federal Funds Effective Rate for each day with respect to the amount of such payments not so timely remitted.
2.13.5    Affected Lender’s Payments. Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Term SOFR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
2.13.6    Payment Date Not on Business Day. Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding

Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Facility Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder; provided that there shall be no duplicative accrual of interest on the principal amount of any Obligation.
2.13.7    Non-conforming Payments. The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 1:00 p.m. to be a non conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (a) the time such funds become available funds, and (b) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrowers and each applicable Lender (confirmed in writing) if any payment is non conforming. Any non conforming payment may constitute a Default in accordance with the terms of Section 6.2. Interest shall continue to accrue on any principal as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.
2.14.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (3) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (4) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.15.    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize each applicable Issuing Bank’s Fronting Exposure related to Letters of Credit with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16.1(d) and any Cash Collateral provided by the Defaulting Lender). The Borrowers may use the proceeds of Revolving Loans to satisfy the obligation in this Section 2.15 to Cash Collateralize any Fronting Exposure related to any Letter of Credit.
2.15.1    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to Section 2.15.2 below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than the Permitted Liens), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
2.15.2    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
2.15.3    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 and shall be released to the Borrowers (or Defaulting Lender, if applicable) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided, however, (i) that Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of an Unmatured Default or Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 7.2) but shall be released upon the cure, termination or waiver of such Unmatured Default or Default in accordance with the terms of this Agreement, and (ii) the Person providing

Cash Collateral and any Issuing Bank or the Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16.    Defaulting Lenders.
2.16.1    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.3.1(c).
(b)    Any payment of principal, interest, Letter of Credit Fees, Facility Fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16.1(c)) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.27), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Unmatured Default or Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Default or Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (i) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16.1(b) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    (i)    Such Defaulting Lender shall not be entitled to receive any Facility Fee or Letter of Credit Fees with respect to Letters of Credit (except as provided in subparagraph (ii) below) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)    Each Defaulting Lender shall be entitled to receive Facility Fees and Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(iii)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to subparagraph (i) or (ii) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.16.1(d) below, (y) pay to the Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(d)    All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Revolving Loans of such Lender together with such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.31, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(e)    If the reallocation described in Section 2.16.1(d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.
2.16.2    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in good faith in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitment Percentages (without giving effect to Section 2.16.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16.3    New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that the participations in the Letter of Credit Obligations related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.16.1(d) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.15.
2.17.    Making or Maintaining Interest Rates.
2.17.1    Inability to Determine Applicable Interest Rate. Notwithstanding anything to the contrary in this Agreement or any Credit Document, in the event that the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Term SOFR Rate Loans, that reasonable and adequate means do not exist for ascertaining the interest rate applicable to such Term SOFR Rate Loans on the basis provided for in the definition of SOFR or Term SOFR, the Administrative Agent shall give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (a) no Loans may be made as, or converted to, Term SOFR Rate Loans until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (b) any Funding Notice or Conversion/Continuation Notice given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers and (c) all such Loans described in clause (b) hereof shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans on the last day of the then current Interest Period applicable thereto without reference to the Adjusted Term SOFR Rate component of the Base Rate, unless the Borrowers prepay such Loans in accordance with this Agreement. If the circumstances described in this Section 2.17.1 occur but only with respect to limited, but not all, tenors of the then applicable term rate Benchmark (including Term SOFR), then (x) the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such illegal or impracticable tenor and (y) if a tenor that was removed pursuant to clause (x) of this sentence is subsequently displayed on a screen or information service for a Benchmark, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
2.17.2    Illegality or Impracticability of the Benchmark.
(a)    Subject to Section 2.17.2(b), in the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after notice to and consultation with the Borrowers and the Administrative Agent) that a Benchmark Illegality/Impracticability Event has occurred with respect to such Lender, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (i) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Term SOFR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a Term SOFR Rate Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the Adjusted Term SOFR Rate (or other then-current Benchmark) component of the Base Rate, (iii) the Affected Lender’s obligation to maintain its outstanding Term SOFR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans without reference to the Adjusted Term SOFR Rate (or other then-current Benchmark) component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Term SOFR Rate Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrowers shall have the option, subject to the provisions of Section 2.17.1, to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17.2(a) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Term SOFR Rate Loans in accordance with the terms hereof. If a Benchmark Illegality/Impracticability Event occurs but only with respect to limited, but not all, tenors of the then applicable term rate Benchmark (including Term SOFR), then (x) the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such illegal or impracticable tenor and (y) if a tenor that was removed pursuant to clause (x) of this sentence is not, or is no longer, subject to a Benchmark Illegality/Impracticability Event, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders (individually or jointly) notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Required Lenders (as applicable) have determined, that a Benchmark Illegality/Impracticability Event has occurred, then, on a date and time determined by the Administrative Agent (any such date, the “Benchmark Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated, the then current Benchmark will be replaced hereunder and under any other Credit Document with the alternative set forth in clause (a) of the definition of “Benchmark Replacement”.
Notwithstanding anything to the contrary in this Agreement or any other Credit Document, (x) if the Administrative Agent determines that the alternative set forth in clause (a) of the definition of “Benchmark Replacement” is not available on or prior to the Benchmark Replacement Date or (y) a Benchmark Illegality/Impracticability Event has occurred with respect to the non-Term SOFR Benchmark Replacement then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Benchmark Replacement in accordance with this Section 2.17 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Benchmark Replacement. Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
The Administrative Agent will notify (in one or more notices) the Borrowers and each Lender of the implementation of any Benchmark Replacement.
Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. It is understood and agreed that interest shall be payable with respect to each Loan bearing interest at the Adjusted Daily Simple SOFR Rate on the last Business Day of each calendar quarter and the Revolving Commitment Termination Date.
In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Benchmark Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17.2(b).
2.17.3    Compensation for Breakage or Non Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Term SOFR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Term SOFR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Term SOFR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term SOFR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.20.2; or (iii) if any prepayment of any of its Term SOFR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers.
2.17.4    Booking of Term SOFR Rate Loans. Any Lender may make, carry or transfer Term SOFR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender; provided that any such action does not result in any increased costs to the Borrowers under this Section 2.17 or otherwise.
2.17.5    [Reserved].
2.17.6    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in Section 2.17.3 and the circumstances giving rise thereto shall be delivered to the Borrowers and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
2.17.7    Delay in Requests. The Borrowers shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrowers the certificate referenced in Section 2.17.6.
2.18.    Increased Costs.
2.18.1    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(b)    subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that each Lender, Issuing Bank and other Recipient shall only exercise its rights under this Section 2.18.1 if and to the extent that it exercises any similar rights it may have under other similar transactions to which it is a party.
2.18.2    Capital Requirements. If any Lender, any Issuing Bank or the Swingline Lender (for purposes of this Section 2.18.2, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that each Lender shall only exercise its rights under this Section 2.18.2 if and to the extent that it exercises any similar rights it may have under other similar transactions to which it is a party.
2.18.3    Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.18.1 and 2.18.2 and the circumstances giving rise thereto shall be delivered to the Borrowers and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
2.18.4    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Bank, as the case may be, delivers to the Borrowers the certificate referenced in Section 2.18.3 and notifies the Borrowers of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19.    Taxes.
2.19.1    Issuing Bank. For purposes of this Section 2.19, the term “Lender” shall include any Issuing Bank and the term “applicable law” includes FATCA.
2.19.2    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Law be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires an applicable Withholding Agent to withhold or deduct any Tax, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the applicable Withholding Agent to be required based upon the information and documentation it has received pursuant to Section 2.19.6 below, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
2.19.3    Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 2.19.2 above, each of the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
2.19.4    Tax Indemnification.
(a)    Without limiting the provisions of Section 2.19.2 or 2.19.3 above, each of the Borrowers shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to such Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(b)    Without limiting the provisions of Section 2.19.2 or 2.19.3, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for (i) Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such

Lender’s failure to comply with the provisions of Section 9.4.4 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this subparagraph (b). The agreements in this subparagraph (b) shall survive the resignation and/or replacement of, a Lender, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all other Obligations.
2.19.5    Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority as provided in this Section, such Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, as the case may be.
2.19.6    Status of Lenders; Tax Documentation.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subparagraphs (b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)    Without limiting the generality of the foregoing,
(i)    any Lender that is a US Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit 2.19.6 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed originals of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subparagraph (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
2.19.7    Treatment of Certain Refunds. Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each of the Borrowers, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19.7, in no event will the Recipient be required to pay any amount to such Borrower pursuant to this Section 2.19.7 the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
2.19.8    Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.20.    Mitigation Obligations; Designation of a Different Lending Office.
2.20.1    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.18, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.20.2    Replacement of Lenders. If (i) any Lender requests compensation under Section 2.18, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20.1, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or any Lender gives notice of an inability to fund Term SOFR Rate Loans under Section 2.17.2 or (iv) any Lender is a Non-Extending Lender pursuant to Section 2.22.2, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or Section 2.19) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Article 9;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Law;
(e)    in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; provided, that, the failure by such Non-Consenting Lender, as applicable, to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender, and the mandatory assignment of such Non-Consenting Lender’s interests, rights and obligations as described pursuant to this Section 2.20.2 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption; and
(f)    in the case of any such assignment resulting from a Non-Extending Lender’s failure to consent to a proposed extension of the Revolving Commitment Termination Date pursuant to Section 2.22, the applicable assignee consents to the proposed extension; provided, that, the failure by such Non-Extending Lender, as applicable, to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Extending Lender, and the mandatory assignment of such Non-Extending Lender’s interests, rights and obligations as described pursuant to this Section 2.20.2 shall nevertheless be effective without the execution by such Non-Extending Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
2.21.    Maximum PLICO Liability Amount. Notwithstanding anything to the contrary set forth elsewhere in this Agreement or any Credit Document, the liability of PLICO to the Administrative Agent, Issuing Banks and Lenders under this Agreement and the other Credit Documents shall be several and not joint with the liability of PLC under this Agreement and the other Credit Documents and shall not exceed the aggregate amount of the Loans (including principal, interest, fees and expenses) borrowed by, or the portion of Letters of Credit issued for the account of PLICO in accordance with the provisions of Section 2.1 (in the case of Revolving Loans), Section 2.3 (in the case of Letters of Credit) or Section 2.2 (in the case of Swingline Loans) or the portion of expenses and indemnification obligations directly attributable to PLICO (or to the Loans borrowed by PLICO or the Letters of Credit issued for the account of PLICO) in accordance with the provisions of Section 10.26.1 (in the case of expenses) or Section 10.26.2 (in the case of indemnification obligations); provided, however PLC shall be liable for the full amount of the Obligations (including those portions of Loans borrowed by PLICO, the portion of Letters of Credit issued for the account of PLICO and the portion of expenses and indemnification obligations directly attributable to PLICO (or to the Loans borrowed by PLICO or the Letters of Credit issued for the account of PLICO)) without limitation. If there is any doubt or uncertainty as to the Borrower for whose benefit a Loan has been received or used, such Loan shall be deemed to have been received by and used by or for the benefit of PLC. If there is any doubt or uncertainty as to the Borrower for whose benefit a Letter of Credit has been issued, such Letter of Credit shall be deemed to have been issued for the account of PLC and such Letter of Credit Obligations attributable to such Letter of Credit shall be attributed to PLC. If there is any doubt or uncertainty as to which Borrower is required to pay expenses or indemnification obligations under this Agreement, such requirement to pay expenses or indemnification obligations shall be deemed to be the obligations of PLC.
2.22.    Extension of Revolving Commitment Termination Date.
2.22.1    Request for Extension. The Borrowers may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) given not more than ninety (90) calendar days and not less than thirty (30) calendar days prior to any anniversary of the Closing Date, request that each Lender extend the Revolving Commitment Termination Date for an additional one (1) year from the then existing Revolving Commitment Termination Date; provided, that, (a) the Borrowers shall only be permitted to exercise the extension option set forth in this Section 2.22 up to two (2) times during the term of this Agreement, and (b) in no case shall the Revolving Commitment Termination Date, as extended pursuant to this Section 2.22, exceed the date that is five (5) years from any then current date.
2.22.2    Lenders’ Election to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given by not later than fifteen (15) calendar days following the date of receipt of notice of such request described in the foregoing Section 2.22.1 from the Administrative Agent (the “Notice Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Revolving Commitment Termination Date (each, a “Non-Extending Lender”, and collectively the “Non-Extending Lenders”) and shall notify the Administrative Agent of such fact promptly after such determination (but, in any event, by no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
2.22.3    Notification by Administrative Agent. The Administrative Agent shall notify the Borrowers of each Lender’s determination under this Section 2.22 promptly and, in any event, by no later than the date that is seventeen (17) calendar days after the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).
2.22.4    Additional Commitment Lenders. The Borrowers shall have the right, on or before the applicable anniversary of the Closing Date, to replace each Non Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one (1) or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 2.20.2, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption, pursuant to which such Additional Commitment Lender shall undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).
2.22.5    Minimum Extension Requirement. If there exists any Non-Extending Lenders that are not being replaced by Additional Commitment Lenders, then the Borrowers shall (a) withdraw their extension request and the Revolving Commitment Termination Date will remain unchanged, or (b) solely if the Required Lenders (but, for the avoidance of doubt, not including any Additional Commitment Lenders) have agreed to such extension request (such Lenders agreeing to such extension request, the “Approving Lenders”) by no later than the date that is twelve (12) calendar days prior to such anniversary of the Closing Date, the Borrowers may elect to extend the Revolving Commitment Termination Date solely as to the Approving Lenders and the Additional Commitment Lenders, with a reduced amount of Aggregate Revolving Commitments during such extension period being equal to the aggregate Revolving Commitments of the Approving Lenders and the Additional Commitment Lenders, taken together; it being understood that (i) the Revolving Commitment Termination Date relating to any Non-Extending Lenders that are not replaced by Additional Commitment Lenders shall not be extended, and the repayment of all of the Obligations owed to them, and the termination of their respective Revolving Commitments, shall occur on the already existing Revolving Commitment Termination Date, and (ii) the Revolving Commitment Termination Date relating to the Approving Lenders and the Additional Commitment Lenders, if any, shall be extended for an additional year, as applicable except that, if such date is not a Business Day, such Revolving Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
2.22.6    Conditions to Effectiveness of Extensions. Notwithstanding anything to the contrary in the foregoing, any extension of the Revolving Commitment Termination Date pursuant to this Section 2.22 shall not be effective with respect to any Lender unless, on and as of the effective date of such extension:
(a)    the conditions for a Borrowing provided in Sections 3.2.1, 3.2.2 and 3.2.3 shall be satisfied;
(b)    the Administrative Agent shall have received a certificate, duly executed by an Authorized Officer of each Borrower, (i) certifying that, as of such effective date of such extension, the conditions in the foregoing clause (a) are satisfied and (ii) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such extension; and
(c)    the Borrowers shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.17.3) to the extent necessary to keep any such outstanding Loans ratable with any revised Revolving Commitment Percentages of the respective Lenders effective as of such date (after giving effect to such extension).
In addition, on the Revolving Commitment Termination Date of each Non-Extending Lender, the Borrowers shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.17.3) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Revolving Commitment Percentages of the respective Lenders effective as of such date.
2.22.7    Amendment; Sharing of Payments. In connection with any extension of the Revolving Commitment Termination Date, the Borrowers, the Administrative Agent, each Additional Commitment Lender and Approving Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.22.7 shall supersede any provisions in Section 2.14 or Section 10.3 to the contrary.
2.23.    ESG Adjustments.

(a)    Following the date on which PLC provides a Pricing Certificate in respect of the most recently ended calendar year, commencing with the calendar year ending December 31, 2022, (i) the Applicable Margin for Term SOFR Rate Loans and the Letter of Credit Fee in basis points and the Applicable Margin for Base Rate Loans in basis points otherwise then applicable in accordance with the pricing grid set forth in the definition of Applicable Margin in Section 1.1 of this Agreement each shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the ESG Rate Adjustment as set forth in such Pricing Certificate and (ii) the Applicable Margin for the Facility Fee Rate in basis points otherwise then applicable in accordance with the pricing grid set forth in the definition of Applicable Margin in Section 1.1 of this Agreement shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the ESG Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) each of the ESG Rate Adjustment and the ESG Fee Adjustment shall be determined as of the fifth (5th) Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 5.1(xiv) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Applicable Margin for Term SOFR Rate Loans and the Letter of Credit Fee in basis points and the Applicable Margin for Base Rate Loans in basis points and the Applicable Margin for the Facility Fee Rate in basis points calculations, as applicable, therein (such day, the “ESG Pricing Adjustment Date”) and (B) each change in the Applicable Margin for Term SOFR Rate Loans and the Letter of Credit Fee in basis points and the Applicable Margin for Base Rate Loans in basis points and the Applicable Margin for the Facility Fee Rate in basis points resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable ESG Pricing Adjustment Date and ending on the date immediately preceding the next such ESG Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 5.1(xiv)).
(b)    For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin for Term SOFR Rate Loans and the Letter of Credit Fee in basis points and the Applicable Margin for Base Rate Loans in basis points will never be reduced or increased by more than 5.0 basis points and the Applicable Margin for the Facility Fee Rate in basis points will never be reduced or increased by more than 1 basis point, in each case pursuant to the ESG Rate Adjustment or the ESG Fee Adjustment, as applicable, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin for Term SOFR Rate Loans and the Letter of Credit Fee in basis points and the Applicable Margin for Base Rate Loans in basis points or Applicable Margin for the Facility Fee Rate in basis points by reason of meeting one or several KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.
(c)    It is hereby understood and agreed that if no such Pricing Certificate is delivered by PLC within the period set forth in to Section 5.1(xiv), the ESG Rate Adjustment will be plus 5.0 basis points and the ESG Fee Adjustment will be plus 1.0 basis point commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of to Section 5.1(xiv) and continuing until PLC delivers a Pricing Certificate to the Administrative Agent.
(d)    If (i)(A) PLC or any Lender becomes aware of any material inaccuracy in the ESG Rate Adjustment, the ESG Fee Adjustment or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Lender, such Lender delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and PLC), or (B) PLC and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the ESG Rate Adjustment, the ESG Fee Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin for Term SOFR Rate Loans and the Letter of Credit Fee in basis points, the Applicable Margin for Base Rate Loans in basis points and/or the Applicable Margin for the Facility Fee Rate in basis points for any period, PLC shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under other applicable Debtor Relief Laws), automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), but in any event within ten (10) Business Days after PLC has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy (whichever is earlier), an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period.
(e)    It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default; provided, that, PLC complies with the terms of this Section 2.23 with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under other applicable Debtor Relief Laws), (a) any additional amounts required to be paid pursuant the immediate preceding paragraph shall not be due and payable until a written demand is made for such payment by the Administrative Agent in accordance with such paragraph, (b) any nonpayment of such additional amounts prior to or upon such demand for payment by Administrative Agent shall not constitute a Default or Event of Default (whether retroactively or otherwise) unless not paid within ten (10) Business Days after such demand and (c) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Rate prior to such a demand.
(f)    Notwithstanding anything to the contrary in this Section 2.23 or in any other provision of any other Credit Document, ESG Rate Adjustments shall not be given effect to the extent that such ESG Rate Adjustments would cause the Applicable Margin for Base Rate Loans to be less than 0.0 bps.

(g)    Each party hereto hereby agrees that neither the Administrative Agent nor any Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by PLC of any ESG Fee Adjustment or any ESG Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).
ARTICLE III
CONDITIONS PRECEDENT
3.1.    Initial Advance. This Agreement shall not be effective and the Lenders shall not be required to make the initial Credit Extension hereunder and the Issuing Banks shall not issue any Letters of Credit unless the following conditions precedent have been satisfied:
3.1.1    Credit Documents. The Administrative Agent shall have received executed counterparts of this Agreement, the Notes made by the Borrowers payable to the order of the respective Lenders in the maximum principal amounts of the Lenders' respective Commitments, the Swingline Note and the remaining Credit Documents.
3.1.2    Charter Documents. The Administrative Agent shall have received copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Borrowers certified as of a recent date by the appropriate Governmental Authority.
3.1.3    Organizational Documents Certificate. The Administrative Agent shall have received (i) copies of bylaws, operating agreement, partnership agreement or like document, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (iii) incumbency certificates, for each of the Borrowers, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.
3.1.4    Certificates of Good Standing. The Administrative Agent shall have received certificates of good standing or existence, as applicable, dated no more than 60 days prior to the Closing Date, issued as to the Borrowers by the Secretaries of State for the states of their incorporation.
3.1.5    Foreign Qualification. The Administrative Agent shall have received Certificates of Qualification dated no more than 60 days prior to the Closing Date issued by the Secretary of State for the state of Alabama.
3.1.6    Closing Certificate. The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrowers, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) since December 31, 2021, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect, (D) the most-recent annual audited financial statements of each Borrower were prepared in accordance with GAAP (consistently applied, except as noted therein, and fairly presents in all material respects the financial condition and results from operations of such Borrower and its Subsidiaries, (E) the Borrowers and their Subsidiaries, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto and (F) the conditions set forth in Sections 3.2.1 and 3.2.2 are satisfied as of the Closing Date.
3.1.7    UCC Searches. The Administrative Agent shall have received UCC search reports on the Borrowers from such jurisdictions and filing offices as the Lenders and the Administrative Agent may reasonably require dated no more than 60 days prior to the Closing Date.
3.1.8    Funding of Fees/Expenses. Payment of all expenses and fees due in connection with the closing of the Loans in immediately available funds.
3.1.9    Financial Information. The Administrative Agent shall have received copies of (A) the unaudited, internally prepared quarterly financial statements of each Borrower prepared in accordance with GAAP for the fiscal quarter ending on December 31, 2021, (B) the audited financial statements of each Borrower prepared in accordance with GAAP for the fiscal year ending December 31, 2021 and (C) such other financial information as the Administrative Agent may reasonably request.
3.1.10    Opinion. The Administrative Agent shall have received a written opinion of the Borrowers' counsel, addressed to the Lenders in form and substance satisfactory to the Administrative Agent.
3.1.11    Funding Indemnity Letter. To the extent that any Term SOFR Rate Loans will be made on the Closing Date, the Administrative Agent shall have received a funding indemnity letter, in form and content reasonably satisfactory to the Administrative Agent, not less than three (3) Business Days prior to the Closing Date.
3.1.12    Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (a) a duly executed Funding Notice with respect to the Credit Extensions to occur on the Closing Date and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.
3.1.13    Refinancing of Existing Credit Agreement. All accrued interest and fees under the Existing Credit Agreement and all other obligations owed to lenders under the Existing Credit Agreement who are not Lenders hereunder, if any, shall have been paid in full (or will be paid in full substantially simultaneous with the Borrowing on the Closing Date).
3.1.14    Patriot Act; Anti-Money Laundering Laws. The Administrative Agent and the Lenders shall have received the documentation and other information reasonably requested by the Administrative Agent and the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, in each case at least five (5) days prior to the Closing Date. At least five (5) days prior to the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a certification regarding beneficial ownership of legal entity customers (the “Beneficial Ownership Certification”) in relation to such Borrower.
3.1.15    Other Documents. Such other documents as any Lender or its counsel may have reasonably requested.
For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
3.2.    Each Credit Extension. The Lenders shall not be required to make or continue any Loan or the Issuing Banks shall not be required to issue, increase, amend, extend or renew any Letter of Credit, unless on the applicable borrowing date or date of continuation or date of issuance:
3.2.1    No Default. There exists no Default or Unmatured Default and no Default or Unmatured Default would result therefrom.
3.2.2    Warranties. The representations and warranties contained in Article IV (other than Section 4.5) are true and correct as of such borrowing date or date of continuation, except for (i) those representations and warranties that were made as of a specified earlier date, which representations and warranties shall have been true and correct as of such earlier specified date, and (ii) changes in facts or circumstances that have previously been disclosed in writing to the Administrative Agent and the Lenders and do not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in this Agreement.
3.2.3    Covenants. All covenants made in the Credit Documents must have been complied with and shall have been complied with taking into account the funding of the requested Loan or the issuance of the requested Letter of Credit, except for any non-compliance that does not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in this Agreement.
3.2.4    Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension. Any Lender may require a duly completed Compliance Certificate as a condition to making or continuing a Loan or the issuance, increase, amendment, extension or renewal of any Letter of Credit by any Issuing Bank.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Lenders and the Administrative Agent that:
4.1.    Corporate Existence and Standing. Each of the Borrowers and its Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
4.2.    Authorization and Validity. The Borrowers have the corporate power and authority and legal right to execute and deliver the Credit Documents and to perform their obligations thereunder. The execution and delivery by the Borrowers of the Credit Documents and the performance of their obligations thereunder have been duly authorized by proper corporate proceedings, and the Credit Documents constitute legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
4.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrowers of the Credit Documents, nor the consummation of the transactions provided for therein, nor compliance with the provisions thereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrowers or any of their Significant Subsidiaries or the Borrowers' or any of their Significant Subsidiaries' certificate or articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrowers or any of their Significant Subsidiaries are parties or are subject, or by which they, or their Property, are bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrowers or any of their Significant Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, other than such violations, conflicts or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No order, consent, notice, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Credit Documents, except such as would not have a Material Adverse Effect.
4.4.    Financial Statements. The December 31, 2021 consolidated financial statements of PLC and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of PLC and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The December 31, 2021 consolidated financial statements of PLICO and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of PLICO and its Subsidiaries at such date and the consolidated results of the operations of PLICO and its Subsidiaries for the period then ended.

4.5.    Material Adverse Change. Since December 31, 2021, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrowers and their Significant Subsidiaries which would have a Material Adverse Effect.
4.6.    Taxes. The Borrowers and their Significant Subsidiaries have filed all United States federal tax returns and all other tax returns required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrowers or any of their Significant Subsidiaries, except with respect to such tax returns or such taxes, if any, as are not material or are being contested in good faith and as to which, in the good faith judgment of the Borrowers, adequate reserves have been provided. To the best knowledge of the Borrowers, no tax liens have been filed with respect to any such taxes. The charges, accruals and reserves on the books of the Borrowers and their Significant Subsidiaries with respect to any taxes or other governmental charges are adequate in the good faith judgment of the Borrowers.
4.7.    Litigation and Guaranteed Obligations. Except as disclosed on Schedule 4.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against or affecting the Borrowers or any of their Significant Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The Borrowers have no material Guaranteed Obligations not provided for or disclosed in the financial statements referred to in Section 4.4.
4.8.    List of Significant Subsidiaries. Schedule 4.8 hereto contains an accurate list of all of the now existing Significant Subsidiaries of the Borrowers, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrowers or other Subsidiaries. All the issued and outstanding shares of capital stock of such Significant Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.
4.9.    ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, and no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan. No Insufficiency exists with respect to any Plan. Neither PLC nor any ERISA Affiliate is required to contribute to or has ever had a liability to a Multiemployer Plan. As of the Closing Date, no Borrower or any of its Subsidiaries are, and will not be, a Benefit Plan.
4.10.    Accuracy of Information.
(a)    No information, exhibit or report furnished by the Borrowers or any of their Significant Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of, or compliance with, the Credit Documents contained any material misstatement of fact or purposely omitted to state a material fact.
(b)    The information included in the Beneficial Ownership Certification is true and correct in all respects.
4.11.    Regulation U. No Borrower or Significant Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board). No proceeds of any Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board) in violation of applicable Law, including, without limitation, Regulation U issued by the Board.
4.12.    Material Agreements. Neither the Borrowers nor any Significant Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any Significant Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any Significant Subsidiary is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument evidencing or governing Indebtedness.
4.13.    Compliance With Laws. The Borrowers and their Significant Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any Significant Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
4.14.    Investment Company Act. Neither the Borrowers nor any Significant Subsidiary thereof is subject to regulation as an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
4.15.    Solvency. Each Borrower and Significant Subsidiary is Solvent as of the date hereof and will remain Solvent upon the consummation of the transactions contemplated hereby.
4.16.    Insurance Licenses. Each Significant Insurance Subsidiary holds active Licenses, and is authorized to transact insurance business, in each jurisdiction wherein it transacts any insurance business except where failure to do so could not reasonably be expected to have a Material Adverse Effect. No such License is the subject of a proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to the Borrowers' knowledge no such suspension or revocation has been threatened by any Governmental Authority except where any such suspension or revocation could not reasonably be expected to have a Material Adverse Effect.
4.17.    Ownership of Properties. On the Closing Date, the Borrowers and their Significant Subsidiaries have beneficial ownership of the property and assets reflected in the financial statements referred to in Section 4.4 as owned by them, free of all Liens other than Permitted Liens.

4.18.    Anti-Terrorism Laws.
(a)    No Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To its knowledge, no Borrower nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Borrower nor any of its Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
(b)    None of the Borrowers or their Subsidiaries, or to the knowledge of the Borrowers based upon due diligence and personal background inquiries that are customarily performed by the Borrowers in the ordinary course of business, any Affiliates that are owned indirectly or directly by the Borrowers or their Subsidiaries is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
(c)    None of the Borrowers or their Subsidiaries or, to the knowledge of the Borrowers based upon due diligence and personal background inquiries that are customarily performed by the Borrowers in the ordinary course of business, any Affiliates that are owned indirectly or directly by the Borrowers or their Subsidiaries (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than ten percent (10%) of its assets located in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
(d)    Each Borrower and its Subsidiaries, and, to the knowledge of each Borrower and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Each Borrower and its Subsidiaries have implemented and maintains in effect policies and procedures designed to promote compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. None of the Borrowers or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. None of the Borrowers or their Subsidiaries has used any part of the proceeds of any Credit Extensions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

(e)    To the extent applicable, each Borrower and its Subsidiaries are in compliance with the Patriot Act.
(f)    No Borrower is an Affected Financial Institution.
4.19.    Default. No Unmatured Default or Default has occurred and is continuing.
ARTICLE V
COVENANTS
Each Borrower covenants and agrees that until the Obligations shall have been paid in full in cash or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, such Borrower shall perform, and, where specifically required, shall cause each of its Subsidiaries (or specified type of Subsidiary) to perform, the covenants as set forth in this Article V.
5.1.    Financial Reporting. PLC will maintain, for itself and each Consolidated Subsidiary, a system of accounting established and administered in accordance with GAAP and (where applicable) SAP, and furnish to the Lenders:
(i)    Within the later of (x) 95 days after the close of each of its fiscal years or (y) 5 days after the date such information is filed with the Securities and Exchange Commission or other relevant Governmental Authority, an unqualified audit report certified by nationally recognized independent certified public accountants, prepared in accordance with GAAP (or, where applicable, SAP) on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows (solely with respect to the consolidated statements).
(ii)    Within 50 days after the close of each quarterly period of each of its fiscal years, for itself and the Consolidated Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Chief Financial Officer, the Chief Accounting Officer, any Senior Vice President or Executive Vice President in the finance or accounting department.
(iii)    Together with the financial statements required hereunder, a Compliance Certificate in substantially the form attached hereto at Exhibit B signed by the Chief Financial Officer, the Chief Accounting Officer, any Senior Vice President or Executive Vice President in the finance or accounting department of PLC showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)    In the event an Insufficiency exists, within 270 days after the close of each fiscal year, a statement of the Insufficiency with respect to each Plan, certified as correct by an actuary enrolled under ERISA.
(v)    Promptly upon the request of any of the Lenders, copies of all the most recent material reports and notices in connection with Plans that PLC or any Significant Subsidiary is required to file under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor, or which PLC or any Significant Subsidiary receives from such Governmental Authorities.
(vi)    As soon as possible and in any event within 10 days after receipt by the Borrowers, a copy of (a) any notice or claim to the effect that the Borrowers or any of their Significant Subsidiaries are or may be liable to any Person as a result of the release by the Borrowers, any of their Significant Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrowers or any of their Significant Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(vii)    Upon the earlier of (a) 15 days after the regulatory filing date or (b) 90 days after the close of each fiscal year of each Significant Insurance Subsidiary copies of the Annual Statement of each of the Significant Insurance Subsidiaries prepared on the NAIC annual statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Significant Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein with such prescribed or permitted practices as authorized by state regulatory authorities; and within 15 days after the regulatory filing date, copies of such Annual Statements certified by independent certified public accountants reasonably acceptable to the Lenders if such certification is so required by any Governmental Authority.
(viii)    Promptly upon the filing thereof, copies of all Forms 10-Q and 10-K (other than earnings press releases or filings made with respect to guaranteed investment contracts, funding agreements and similar instruments and agreements) that PLC or any Significant Subsidiary files with the Securities and Exchange Commission and, upon request, any Forms A and B that any Significant Insurance Subsidiary files with any insurance commission or department or analogous Governmental Authority.
(ix)    Promptly upon the Borrowers' receipt thereof, copies of reports, notices, or claims prepared by or on behalf of any Governmental Authority with respect to any adverse action or event that has resulted in the reduction by 10% or more in the capital and surplus of any Significant Insurance Subsidiary.
(x)    Promptly and in any event within 10 days after learning thereof, notification of any change after the Closing Date of any rating given (a) by S&P, Moody’s or, if the Fitch Rating Notice shall have been provided, Fitch with respect to PLC or any Significant Subsidiary or (b) by A.M. Best & Co. with respect to any Significant Insurance Subsidiary.
(xi)    Promptly notify the Administrative Agent and the Lenders of any issuance of equity by PLC, incurrence of Indebtedness in an amount in excess of $50,000,000, or disposition of tangible Property with a value in excess of $150,000,000.
(xii)    Promptly notify the Administrative Agent and the Lenders of any material change in accounting or financial reporting practices (which may be accomplished by providing the information required in clauses (vii) and (viii) of this Section or otherwise).
(xiii)    Promptly after acquiring knowledge thereof, notify the Administrative Agent in writing of any change to the information set forth in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners set forth therein.
(xiv)    As soon as available and in any event within 120 days following the end of each calendar year (commencing with the calendar year ending December 31, 2022), a Pricing Certificate for the most recently-ended calendar year; provided, that, for any calendar year PLC may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 120-day period shall result in the ESG Fee Adjustment and the ESG Rate Adjustment being applied as set forth in Section 2.23(c));
(xv)    Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
5.2.    Use of Proceeds. The Borrowers will, and will cause each Subsidiary to, use the proceeds of any Credit Extension and to request the issuance of Letters of Credit (i) for general corporate and working capital purposes, (ii) to refinance, simultaneously with the closing of this Agreement, the outstanding Indebtedness under the Existing Credit Agreement, and/or (iii) to pay transaction fees, costs and expenses related to credit facilities established pursuant to this Agreement and the other Credit Documents, in each case not in contravention of applicable Laws or of any Credit Document. The Borrowers will not, nor will they permit any Subsidiary to, (i) use any of the proceeds of any Credit Extension to purchase or carry any “margin stock” (as defined in Regulation U) in violation of applicable Law, (ii) finance or refinance any Indebtedness, except for (A) any commercial paper issued by the Borrowers, (B) outstanding Indebtedness under the Existing Credit Agreement on the Closing Date and (C) Indebtedness that the Borrowers incurred for general corporate or working capital purposes, (iii) use any of the proceeds of any Credit Extension for any purpose that would result in a violation of any Anti-Corruption Laws, or (iv) use any of the proceeds of any Credit Extension or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other

Person for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity or in any other manner that would result in a violation by any Person (including any Person participating in the Loan hereunder, whether as Administrative Agent, Joint Lead Arranger, Sustainability Structuring Agent, Issuing Bank or Lender) of applicable Sanctions.
5.3.    Notice of Default. The Borrowers will give prompt notice in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Unmatured Default, ERISA Event and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect, (ii) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Significant Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable Laws and regulations, other than such expiration, revocation or suspension or institution of such proceedings that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or with respect to any Significant Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which is reasonably expected to have a Material Adverse Effect or (iv) any judicial or administrative order limiting or controlling the insurance business of any Significant Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which could reasonably be expected to have a Material Adverse Effect.
5.4.    Conduct of Business. The Borrowers will, and will cause each Significant Subsidiary to, do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to do so would not have a Material Adverse Effect. The Borrowers will cause each Significant Insurance Subsidiary to (i) carry on or otherwise be associated with the business of a licensed insurance carrier and (ii) do all things necessary to renew, extend and continue in effect all Licenses that may at any time and from time to time be necessary for such Significant Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations; provided, however, that any such Significant Insurance Subsidiary may withdraw from one or more states as an admitted insurer or change the state of its domicile, if such withdrawal or change is in the best interests of the Borrowers and such Significant Insurance Subsidiary.
5.5.    Taxes. The Borrowers will, and will cause each Significant Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except where the failure to file has not had and would not reasonably be expected to have, a Material Adverse Effect, and except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
5.6.    Insurance. The Borrowers will, and will cause each Significant Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property in such amounts and covering such risks, and with such risk retention or self-insurance, as is consistent with sound business practice for Persons in substantially the same industry as the Borrowers or such Significant Subsidiary, and the Borrowers will furnish to any Lender upon request full information as to the insurance carried and any applicable risk retention or self-insurance.
5.7.    Compliance with Laws. The Borrowers will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents (in each case, acting in their capacities as such) with Anti-Corruption Laws and applicable Sanctions. The Borrowers and each of their Subsidiaries will conduct their business in compliance in all material respects with all applicable Anti-Corruption Laws and Sanctions.
5.8.    Maintenance of Properties. The Borrowers will, and will cause each Significant Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.
5.9.    Inspection. The Borrowers will, and will cause each Significant Subsidiary to, permit the Lenders, by their respective representatives and agents, upon reasonable notice to the Borrowers to make a reasonable inspection of any of the Property, corporate books and financial records of the Borrowers and each Significant Subsidiary, to examine and make copies of the books or accounts and other financial records of the Borrowers and each Significant Subsidiary, and to discuss the affairs, finances and accounts of the Borrowers and each Significant Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate, provided that the Lenders agree to keep this and all such information provided under this Agreement confidential. The Borrowers shall maintain current books of record and account as Borrowers ordinarily maintain in the conduct of their respective businesses.
5.10.    Merger, Consolidation and Sale of Assets. The Borrowers will not, nor will they permit any Significant Subsidiary to, merge or consolidate with or into, or sell, lease or otherwise transfer all or any Substantial Portion of its assets to any other Person, except that (a) either Borrower or a Significant Subsidiary may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) either Borrower or a Significant Subsidiary is the corporation surviving such merger (provided that in a merger of either Borrower and a Significant Subsidiary, such Borrower shall be the corporation surviving such merger) and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (b) Subsidiaries (other than PLICO) may merge with one another or into either Borrower. The foregoing limitation on merger and consolidation and the sale, lease or other transfer of assets shall not prohibit (i) sales of investment assets in the ordinary course of business and (ii) during any fiscal quarter, a merger, consolidation or any transfer of assets (in a single transaction or a series of related transactions) unless the aggregate assets that are the subject of such merger or consolidation or to be so transferred, when combined with all other assets transferred (including as the result of a merger or consolidation) during such fiscal quarter and the immediately preceding 3 fiscal quarters, constituted more than 15% of Consolidated Total Assets at the end of the most recent fiscal year.
5.11.    Liens. PLC will not, nor will it permit any Significant Subsidiary to, create, incur or suffer to exist any Lien in, of or on any Property of PLC or a Significant Subsidiary, except for Permitted Liens.
5.12.    Adjusted Consolidated Net Worth. PLC will maintain at all times Adjusted Consolidated Net Worth equal to not less than the sum of (i) 70% of PLC’s Adjusted Consolidated Net Worth as of September 30, 2021 (but in no event less than $4,500,000,000) plus (ii) 25% of its Consolidated Net Income (if positive) earned after September 30, 2021 minus (iii) PLC’s consolidated allowance for potential future losses on investments at the end of such fiscal quarter not otherwise included for unrealized net gains and losses on assets held for sale pursuant to FASB ASC 320 and accumulated other comprehensive income pursuant to FASB ASC 220 at the end of such fiscal quarter.
5.13.    Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization. PLC will maintain at all times a ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization of not more than 0.4 to 1.0. Adjusted Consolidated Indebtedness shall be calculated without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.
5.14.    [Reserved].
5.15.    [Reserved].
5.16.    Affiliates. PLC will not, and will not permit any Significant Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make payments or transfer to, any Affiliate (other than a Wholly-Owned Subsidiary) except (i) any such transactions, payments or transfers with or to such Affiliates as are made in the ordinary course of business and pursuant to the reasonable requirements of PLC’s or such Significant Subsidiary's business and upon fair and reasonable terms no less favorable to PLC’s or such Significant Subsidiary than PLC or such Significant Subsidiary would obtain in a comparable arms-length transaction and (ii) any such other transactions, payments or transfers with or to such Affiliates as could not reasonably be expected to have a Material Adverse Effect.
5.17.    Compliance with ERISA. The Borrowers will not (i) terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any material (in the opinion of the Lenders) liability of the Borrowers or an ERISA Affiliate to the PBGC; (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material (in the opinion of the Lenders) risk of such a termination by the PBGC of any Plan so as to result in any material (in the opinion of the Lenders) liability of the Borrowers or any ERISA Affiliate to the PBGC; (iii) be an “employer” (as defined in Section 3(5) of ERISA), or permit any ERISA Affiliate to be an “employer”, required to contribute to any Multiemployer Plan; or (iv) fail to comply in all material respects with any laws or regulations applicable to any Plan.
5.18.    Payment of Obligations. The Borrowers shall pay all amounts owed under the Obligations when due.
5.19.    Further Assurances. The Borrowers shall cooperate with the Administrative Agent and the other parties to the Credit Documents to promptly cure any defects in the creation, issuance, or delivery of the Credit Documents. The Borrowers at their expense will execute (or cause to be executed) and deliver to the Administrative Agent upon reasonable request all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements applicable to them in the Credit Documents, or to correct any omissions in the Credit Documents, or to state more fully the Obligations and agreements set out in any of the Credit Documents, to file any notices, or to obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.
5.20.    Amendments to Organizational Agreements. No Borrower shall, nor shall it cause any of its Subsidiaries to, amend or permit any amendments to its organizational documents if such amendment could reasonably be expected to have a Material Adverse Effect.
5.21.    Changes in Accounting Policies or Reporting Practices. No Borrower shall change its accounting policies or reporting practices, unless in the case of PLC, such change is permitted by GAAP and in the case of PLICO, such change is permitted by SAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Unmatured Default or a Default had such change not taken place.
ARTICLE VI
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
6.1.    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrowers or any of their Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan or any certificate or written information delivered in connection with this Agreement or any other Credit Document shall be incorrect in any material respect on the date as of which made.
6.2.    Payments. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan, the Facility Fees, amounts due under the Fee Letters, or any other Obligation under any of the Credit Documents, and the continuance of such breach for a period of three (3) Business Days after.
6.3.    Specific Covenants. The breach by the Borrowers of any of the terms or provisions of Section 5.2, 5.3, 5.10, 5.11, 5.12 or 5.13.

6.4.    Other Covenants. The breach by the Borrowers (other than a breach that constitutes a Default under Section 6.1, 6.2 or 6.3) of any covenant or condition contained in this Agreement, and the continuance of such breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Borrowers by the Administrative Agent a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder.
6.5.    Default on Other Indebtedness and Additional Amounts. Failure of the Borrowers or, if such Indebtedness or the obligations described in clauses (2), (3) and (6) set forth in the last sentence of the definition of Indebtedness (collectively, the “Additional Amounts”) is recourse to the Borrowers, any of their Subsidiaries, to pay when due or within any applicable cure periods any Indebtedness (other than the Obligations) or the Additional Amounts, if the aggregate amount of all such Indebtedness and Additional Amounts involved exceeds $50,000,000; or if any event or condition shall occur that results in any Indebtedness and Additional Amounts of the Borrowers or, if such Indebtedness and Additional Amounts is recourse to the Borrowers, any Subsidiary, in each case other than the Obligations, being declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or a payment made in the ordinary course of business and pursuant to a contractual obligation) prior to the stated maturity thereof, if the aggregate amount of all such Indebtedness and Additional Amounts involved exceeds $50,000,000; or the Borrowers or, if such Indebtedness and Additional Amounts is recourse to the Borrowers, any of PLC’s Subsidiaries shall not pay, or admit in writing their inability to pay, their debts generally as they become due.
6.6.    Voluntary Petitions. Any Borrower or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to them under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for them or any Substantial Portion of their Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate them bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of them or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding, filed against them, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 6.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 6.7.
6.7.    Involuntary Bankruptcy or Receivership Proceedings. Without the application, approval or consent of any Borrower or any of its Significant Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or any of PLC’s Significant Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 6.6(iv) shall be instituted against any Borrower or any of PLC’s Significant Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.
6.8.    Condemnation. Any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrowers or any of PLC’s Significant Subsidiaries which, when taken together with all other Property of the Borrowers and PLC’s Significant Subsidiaries so condemned, seized, appropriated or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.
6.9.    Undischarged Judgments. The Borrowers, or if any such judgments are recourse to the Borrowers, any of PLC’s Subsidiaries, shall fail within 45 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.
6.10.    ERISA. (i) Any ERISA Event shall have occurred or (ii) the sum of the aggregate Insufficiencies of all Plans shall exceed $30,000,000.
6.11.    Distribution Limitations. Any Governmental Authority having jurisdiction shall prohibit or further limit the payment or distribution by PLICO or any other Significant Insurance Subsidiary to PLC of dividends, principal or interest payments or management fees, if such prohibition or further limitation could reasonably be expected to have a Material Adverse Effect.
6.12.    Environmental Investigation. The Borrowers or any of PLC’s Subsidiaries shall be the subject of any proceedings or investigation of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.
6.13.    Change in Control. Any Change in Control shall occur.
6.14.    Licenses. Any License of any Significant Insurance Subsidiary held by such Insurance Subsidiary on the Closing Date or acquired by such Significant Insurance Subsidiary thereafter, the loss of which could reasonably be expected to have a Material Adverse Effect (i) shall be revoked by a final non-appealable order by the state that issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (ii) shall be suspended by such state for a period in excess of 30 days or (iii) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Insurance Subsidiary.
6.15.    Tax Lien. A federal tax lien shall attach against the Borrowers or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrowers or any Subsidiary under Section 4068 of ERISA in an amount that would have, in the reasonable judgment of the Lenders, a Material Adverse Effect and in either case such lien shall remain undischarged for a period of 60 days after the attachment or filing, as the case may be.
6.16.    Enforceability Contest. Any Borrower or Subsidiary shall contest the validity or enforceability of any Credit Document or either Borrower shall deny it has any further liability or obligation under this Agreement or any other Credit Document.

ARTICLE VII
REMEDIES
7.1.    Remedies. Upon the occurrence of any Default described in Section 6.6 or Section 6.7, automatically, and upon the occurrence and during the continuance of any other Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrowers by the Administrative Agent, (a) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of any Issuing Bank to issue, increase, amend, extend or renew any Letter of Credit shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Borrowers: (i) the unpaid principal amount of and accrued interest on the Loans and Letter of Credit Borrowings, and (ii) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2.2(c) or Section 2.3.5; and (c) the Administrative Agent shall direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Default specified in Section 6.6 and Section 6.7 to pay) to the Administrative Agent Cash Collateral, to be held as security for such Borrowers’ reimbursement obligations for an Issuing Bank’s Fronting Exposure in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 10.3.
7.2.    Application of Funds. After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, Facility Fees and Letter of Credit Fees but including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 2.17, Section 2.18 and Section 2.19) payable to the Administrative Agent, the Issuing Banks or the Swingline Lender;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Facility Fees and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 2.17, Section 2.18 and Section 2.19), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Facility Fees and interest on the Loans, on the Letter of Credit Borrowings and on other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings and (b) the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Issuing Banks and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable Laws.
Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after such Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Excluded Swap Obligations with respect to any Borrower shall not be paid with amounts received from such Borrower or such Borrower’s assets, but appropriate adjustments shall be made with respect to payments from other Borrowers to preserve the allocation to Obligations otherwise set forth above in this Section 7.2.
7.3.    Setoff. Any Lender may exercise its lien upon and right of setoff against any monies, items, credits, deposits, or instruments that such Lender may have in its possession and which belong to any Borrower liable for the payment of any or all of the Obligations.
ARTICLE VIII
AGENCY
8.1.    Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
8.2.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary of the Borrowers or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
8.3.    Exculpatory Provisions.
8.3.1    No Fiduciary Duties. The Administrative Agent, each Joint Lead Arranger and each Sustainability Structuring Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, each Joint Lead Arranger and each Sustainability Structuring Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
8.3.2    No Liability. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.1 and 10.3) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default unless and until notice describing such Unmatured Default is given to the Administrative Agent in writing by the Borrowers, a Lender or an Issuing Bank.
8.3.3    No Responsibility. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
8.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers and their Subsidiaries), independent accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
8.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent; provided that the Administrative Agent’s delegation of duties to any sub-agent shall not relieve the Administrative Agent of any of its obligations under this Agreement. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
8.6.    Resignation of Administrative Agent.
8.6.1    Resignation. The Administrative Agent may at any time give no less than sixty (60) days’ prior written notice of its resignation to the Lenders, the Issuing Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Such Resignation Effective Date shall not occur until the appointment of a successor Administrative Agent as provided in this Agreement.
8.6.2    Removal. If the Person servicing as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrowers and such Person remove such Person as the Administrative Agent and, with the consent of the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”)), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
8.6.3    Successor. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article VIII and Section 10.26 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
8.7.    Non-Reliance on Administrative Agent, Sustainability Structuring Agents and Other Lenders. Each of the Lenders and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent, any Sustainability Structuring Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Sustainability Structuring Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
8.8.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Joint Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, a Sustainability Structuring Agent or an Issuing Bank hereunder.
8.9.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.10 and Section 10.26) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 10.26).
8.10.    Erroneous Payments.
8.10.1    If the Administrative Agent notifies a Lender, an Issuing Bank, any other holder of the Obligations or any Person who has received funds on behalf of a Lender, an Issuing Bank or another holder of the Obligations (any such Lender, Issuing Bank, other holder of the Obligations or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding Section 8.10.2) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its respective Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, other holder of the Obligations or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or other holder of the Obligations shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 8.10.1 shall be conclusive, absent manifest error.
8.10.2     Without limiting immediately preceding Section 8.10.1, each Lender, Issuing Bank, other holder of the Obligations or any Person who has received funds on behalf of a Lender, Issuing Bank or other holder of the Obligations (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank, other holder of the Obligations or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(a)    it acknowledges and agrees that (i) in the case of Section 8.10.2(x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (ii) in the case of Section 8.10.2(z), an error and mistake has been made, in each case, with respect to such payment, prepayment or repayment; and
(b)    such Lender, Issuing Bank or other holder of the Obligations shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in Section 8.10.2(x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10.2.
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.10.2 shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.10.1 or on whether or not an Erroneous Payment has been made.
8.10.3    Each Lender, Issuing Bank and other holder of the Obligations hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or other holder of the Obligations under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or other holder of the Obligations under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 8.10.1.
8.10.4    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 8.10.1, from any Lender, Issuing Bank or other holder of the Obligations that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender, Issuing Bank or other holder of the Obligations at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (a) such Lender, Issuing Bank or other holder of the Obligations shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the

“Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender, Issuing Bank or other holder of the Obligations shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (b) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (c) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, Issuing Bank or other holder of the Obligations, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender, Issuing Bank or other holder of the Obligations shall cease to be a Lender, Issuing Bank or other holder of the Obligations, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, Issuing Bank or other holder of the Obligations, (d) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (e) the Administrative Agent shall reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
8.10.5    Subject to Section 9.2 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, Issuing Bank or other holder of the Obligations shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or other holder of the Obligations (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent), and (y) may in the sole discretion of the Administrative Agent be reduced by an amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
8.10.6    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or other holder of the Obligations, to the rights and interests of such Lender, Issuing Bank or other holder of the Obligations, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that, the Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower; provided, that, this Section 8.10.6 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.
8.10.7    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.
8.10.8    Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Bank or other holder of the Obligations, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
ARTICLE IX
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION
9.1.    Successors and Assigns Generally. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements made by or on behalf of the Borrowers, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, except that neither the Borrowers nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.2, (ii) by way of participation in accordance with the provisions of Section 9.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
9.2.    Assignments By Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:
9.2.1    Minimum Amounts.
(a)    in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(b)    in any case not described in Section 9.2.1(a), the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (and in $1,000,000 increments thereafter), unless each of the Administrative Agent and, so long as no Default shall have occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
9.2.2    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned.
9.2.3    Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.2.1(b) and, in addition:
(a)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (i) a Default shall have occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(b)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Commitments if such assignment is to a Person that is not a Lender with a Revolving Commitment or an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(c)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment under which letters of credit are issued by it; and
(d)    the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment under which Swingline Loans are made by it.
9.2.4    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
9.2.5    No Assignment to Borrowers, Affiliates or Subsidiaries. No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.
9.2.6    No Assignment to Natural Persons Or Defaulting Lenders. No such assignment shall be made to (a) a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (b) a Defaulting Lender.
9.2.7    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.20.2 and 10.26 with respect to facts and circumstances occurring prior to the effective date of such assignment. The Borrowers will execute and deliver on request, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4.
9.3.    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office at the address set forth in Section 10.1.1 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each of the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.
9.4.    Participations.
9.4.1    Participants. Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Issuing Banks, the Swingline Lender, the Administrative Agent or the Sustainability Structuring Agents, sell participations to any Person (other than a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged and such Lender shall not be relieved of its obligations under the Credit Documents as a result of such participation, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.26.3 with respect to any payments made by such Lender to its Participants.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.3.2 and Section 10.3.3 that affects such Participant.

9.4.2    Entitled to Certain Benefits. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations of those Sections (it being understood that the documentation required to be delivered under Section 2.19.6 shall be delivered to such Lender that has sold the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.2; provided that such Participant agrees to be subject to the provisions of Section 2.20.2 as if it were an assignee under Section 9.2. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.27 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
9.4.3    No Greater Payment. A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation to a Participant agrees to use reasonable efforts to cooperate with the Borrowers, at the Borrowers’ request and expense, to effectuate the provisions of Section 2.20.2 with respect to such Participant; provided that Borrowers shall not be required to pay, and the applicable Lender shall pay, any fee or other negotiated amount which such Lender had agreed to pay to such Participant.
9.4.4    Participant Register. Any Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register for the recordation of the name and address of each Participant, and the principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have an obligation to disclose the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that the Loans or other obligations under this Agreement are in registered form for tax purposes under United States Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and the Lender maintaining the Participant Register shall treat each person whose name is recorded in the register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent, in its capacity as such, shall have no responsibility for maintaining a Participant Register.
9.4.5    [Reserved].
9.5.    Disclosure of Confidential Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to Section 9.2 or 9.4, disclose to such assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender.

9.6.    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender without the consent of any Person, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
ARTICLE X
GENERAL PROVISIONS
10.1.    Notices.
10.1.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Administrative Agent, the Borrowers or any other Borrower, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:
(b)    if to any Lender, any Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.1.2 below, shall be effective as provided in Section 10.1.2.
10.1.2    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion), provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Issuing Banks or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
10.1.3    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
10.1.4    Platform.
(i)    Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
10.2.    Renewal, Extension, or Rearrangement. All provisions of this Agreement relating to Obligations shall apply with equal force and effect to each and all promissory notes executed hereafter which in whole or in part represent a renewal, extension for any period, increase, or rearrangement of any part of the Obligations originally represented by any part of such other Obligations.

10.3.    Amendments and Waivers.
10.3.1    Required Lenders’ Consent. Subject to Section 10.3.2 and Section 10.3.3, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (a) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Bank, (b) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased, reduced or extended without the consent of such Lender and (ii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (d) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (e) the Required Lenders shall determine whether or not to allow any Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (f) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 10.3, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Credit Documents at the time such amendment, amendment and restatement or other modification becomes effective, (g) the Administrative Agent and the Borrowers may make amendments contemplated by Section 2.17.2, (h) the Administrative Agent may make amendments contemplated by Section 1.6, (i) the Administrative Agent, the Borrowers, the applicable Approving Lenders and the applicable Additional Commitment Lenders may make amendments contemplated by Section 2.22 and (j) the L/C Commitment of any Issuing Bank may be amended in writing between only such Issuing Bank and the Borrowers (with written notice thereof to the Administrative Agent).
10.3.2    Affected Lenders’ Consent. Subject to Section 2.22, without the written consent of each Lender (other than a Defaulting Lender except as provided in Section 10.3.1(c) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(a)    extend the Revolving Commitment Termination Date;

(b)    waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12, the required pro rata sharing of payments pursuant to Section 2.14 or the application of funds pursuant to Section 7.2, as applicable;
(c)    extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;
(d)    reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(e)    extend the time for payment of any such interest or fees;
(f)    reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit, including Letter of Credit Borrowings;
(g)    amend, modify, terminate or waive any provision of this Section 10.3.2 or Section 10.3.3 or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(h)    change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Revolving Commitment Percentage” or modify the amount of the Commitment of any Lender;
(i)    release any Borrower from its obligations hereunder;
(j)    consent to the assignment or transfer by the Borrowers of any of their rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder);
(k)    alter the reduction of Revolving Commitments pursuant to Section 2.11.2 in a manner other than as specified therein; or
(l)    subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation.
10.3.3    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrowers therefrom, shall:

(a)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Unmatured Default or Default shall constitute an increase in any Revolving Commitment of any Lender;
(b)    amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;
(c)    amend, modify, terminate or waive any provision hereof affecting the rights or duties of an Issuing Bank under this Agreement without the consent of such Issuing Bank;
(d)    amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3.5 without the written consent of the Administrative Agent and of each Issuing Bank; or
(e)    amend, modify, terminate or waive any provision of this Section 10.3 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, without the consent of the Administrative Agent.
10.3.4    Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Borrowers, and by the Required Lenders or all affected Lenders, as applicable.
10.4.    Integration; Effectiveness. This Agreement, the other Credit Documents and the Fee Letters, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
10.5.    Electronic Execution of Assignments and Other Documents. This Agreement, any Credit Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Borrowers and each of the Administrative Agent, each Issuing Bank, the Swingline Lender, and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any Issuing Bank nor the Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any Issuing Bank and/or the Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower and/or any Credit Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Credit Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.
Neither the Administrative Agent, any Issuing Bank nor the Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).
Each Borrower and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document based solely on the lack of paper original copies of this Agreement and/or such other Credit Document and (ii) waives any claim against the Administrative Agent, each Issuing Bank, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s, any Issuing Bank’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.6.    Consent to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or its properties in the courts of any jurisdiction.
10.7.    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, each Sustainability Structuring Agent and each Joint Lead Arranger, are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Administrative Agent, each Sustainability Structuring Agent and each Joint Lead Arranger, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) each of the Administrative Agent, the Joint Lead Arrangers, the Sustainability Structuring Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Borrower or any of its Affiliates or any other Person and (ii) each of the Administrative Agent, the Joint Lead Arrangers, the Sustainability Structuring Agents and the Lenders does not have any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) each of the Administrative Agent, the Joint Lead Arrangers, the Sustainability Structuring Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and each of the Administrative Agent, the Joint Lead Arrangers, the Sustainability Structuring Agents and the Lenders does not have any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by Law, each of the Borrowers hereby waives and releases, any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Sustainability Structuring Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.8.    Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of the Issuing Banks or Lenders), or the Administrative Agent, the Issuing Banks or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.9.    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.10.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Unmatured Default or Default if such action is taken or condition exists.
10.11.    Resignation As Swingline Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Regions assigns all of its Commitments and Loans pursuant to Section 9.2, Regions may, upon 30 days' notice to the Borrowers, resign as the Swingline Lender. In the event of any such resignation as the Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Regions as the Swingline Lender. If a Swingline Lender resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to the terms of this Agreement.
10.12.    Standard of Care: Limitation of Damages. The Lenders, the Issuing Banks and the Administrative Agent shall be liable to the Borrowers only for matters arising from this Agreement or otherwise related to the Obligations resulting from such Lender's or the Administrative Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction and not subject to any appeal or by settlement tantamount to such judgment, and liability for all other matters is hereby waived. The Lenders, the Issuing Banks and the Administrative Agent shall not in any event be liable to the Borrowers for special, punitive or consequential damages (as opposed to direct or actual damages) arising from this Agreement or otherwise related to the Obligations.
10.13.    Incorporation of Schedules. All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.
10.14.    Indulgence Not Waiver. The Lenders’, the Issuing Banks’ or the Administrative Agent's indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice the Lenders’, the Issuing Banks’ or the Administrative Agent's rights to declare a default or otherwise demand strict compliance with this Agreement.
10.15.    Cumulative Remedies. The remedies provided the Lenders, the Issuing Banks and the Administrative Agent in this Agreement are not exclusive of any other remedies that may be available to the Lenders, the Issuing Banks and the Administrative Agent under any other document or at law or equity.
10.16.    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Borrower set forth in Section 2.17.3, Section 2.18, Section 2.19, Section 10.26, Section 10.27, and Section 10.19 and the agreements of the Lenders and the Administrative Agent set forth in Section 2.14, Section 8.3 and Section 10.26.3 shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.
10.17.    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Laws shall not exceed the Maximum Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Maximum Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Maximum Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Lawful Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
10.18.    Entire Agreement. This Agreement and the other written agreements among the Borrowers, the Lenders and the Administrative Agent represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provisions in this Agreement shall control.
10.19.    Severability. Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.
10.20.    Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.
10.21.    Applicable Law. The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Obligations shall be determined according to the laws of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
10.22.    Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.
10.23.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.24.    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.6. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
10.25.    Termination. The termination of this Agreement shall not affect any rights of the Borrowers, the Lenders, the Issuing Banks or the Administrative Agent or any obligation of the Borrowers, the Lenders, the Issuing Banks or the Administrative Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Administrative Agent for the benefit of the Lenders and the Issuing Banks hereunder and under the other Credit Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof or the Borrowers have furnished the Lenders with an indemnification satisfactory to the Lenders with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, the Administrative Agent, the Issuing Banks or the Lenders are for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrowers shall be liable to, and shall indemnify and hold the Administrative Agent, the Issuing Banks and the Lenders harmless for, the amount of such payment surrendered until the Administrative Agent, the Issuing Banks and the Lenders shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Issuing Banks or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Administrative Agent's, the Issuing Banks’ or the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. If on any date on which the Borrowers wish to pay the Obligations in full and terminate this Agreement, there are any outstanding Letters of Credit, the Borrowers shall, unless otherwise agreed by the Administrative Agent in its sole discretion, make a cash prepayment to the Administrative Agent on such date in an amount equal to the then outstanding Letter of Credit Obligations, and the Administrative Agent shall hold such prepayment in an interest bearing cash collateral account in the name and under the sole control of the Administrative Agent (which account shall bear interest at the Administrative Agent's then current rate for such accounts) as security for the Letter of Credit Obligations. To the extent allowed by Law, such account shall not constitute an asset of the Borrowers, or either of them, subject to their rights therein under this Section 10.25. The Administrative Agent shall from time to time debit such account for the payment of the Letter of Credit Obligations as the same become due and payable and shall promptly refund any excess funds (including interest) held in said account to the Borrowers if and when no Letter of Credit Obligations remain outstanding hereunder and all of the Obligations have been paid in full. The

Borrowers shall remain liable for any Obligations in excess of the amounts paid from such account.
10.26.    Expenses; Indemnity.
10.26.1    Costs and Expenses. The Borrowers shall pay (subject to Section 2.21 with respect to PLICO), without duplication of any other amounts otherwise payable hereunder, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
10.26.2    Indemnification by Borrowers. The Borrowers shall indemnify (subject to Section 2.21 with respect to PLICO) the Administrative Agent, the Issuing Banks, the Joint Lead Arrangers and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, including any of the foregoing relating to any actual or alleged presence or release of hazardous waste, substance or materials on or from any property owned or operated by the Borrowers or its Subsidiaries, or any environmental liability or violation of any federal, state or local environmental, health or safety law or regulation related in any way to the Borrowers or its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrowers, their equity holders, their Affiliates or any other Person; provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to such losses, claims, damages, liabilities or related expenses resulting from the gross negligence or willful misconduct of such Indemnitee or its Related Parties as determined by a court of competent jurisdiction by a final and nonappealable judgment or disputes that are solely between Indemnitees where the corresponding losses, claims, damages, liabilities and related expenses do not directly relate to an act or omission by any Borrower or its Subsidiaries.
10.26.3    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 10.26.1 and 10.26.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 10.26.3 are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.
10.26.4    Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).
10.26.5    Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, any Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.
10.27.    Set Off. Subject to Section 2.21, if a Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Banks agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.28.    Treatment of Certain Information.
10.28.1    Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) with the consent of the Borrowers; (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents and the Commitments.
10.28.2    Information. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.28.3    Disclosure of Fee Letters and Engagement Letter. The Borrowers’ obligations in respect of the confidentiality and disclosure of the Fee Letters and the Engagement Letter shall not be superseded by this Section 10.28 and shall be governed by the terms and conditions set forth therein.

10.29.    Patriot Act; Beneficial Ownership Regulation. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Borrower which information includes the name of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation, and each Borrower agrees to provide, and to cause each of its Subsidiaries to provide, such information from time to time to such Lender and the Administrative Agent, as applicable.
10.30.    Amendment and Restatement of Existing Credit Agreement. Effective as of the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement. The proceeds of the Loans made on the Closing Date under this Agreement shall repay any Loans outstanding under the Existing Credit Agreement. The parties hereto acknowledge and agree that (a) all “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall be deemed to be Obligations outstanding hereunder; (b) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect immediately prior to the Closing Date and which remain outstanding; (c) the “Obligations” (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing; and (d) all references in the other Credit Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The promissory notes held by the Lenders to evidence the indebtedness owing by the Borrowers to the Lenders under the Existing Credit Agreement shall be retained by the Lenders in their files until this Agreement is terminated. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 10.3 of the Existing Credit Agreement. All revolving loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date shall, as of the Closing Date, be deemed to be a borrowing of  Revolving Loans in an equivalent amount hereunder as of the Closing Date. The Administrative Agent, the Borrowers and the Lenders hereby acknowledge and agree that the revolving commitments and participation interests in all outstanding swingline loans and letters of credit in effect under the Existing Credit Agreement immediately prior to the Closing Date have been reallocated to the Revolving Commitments set forth on Appendix A and the revolving loans and of participation interests in swingline loans and letters of credit outstanding under the Existing Credit Agreement immediately prior to the Closing Date have been reallocated as necessary to give effect to the Revolving Commitments, and such reallocations shall be effective on the Closing Date and do not require any Assignment and Assumption or any other action of any Person.
10.31.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
10.32.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of any performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
10.33.    Waiver of Breakage Costs.
Inasmuch as revolving loans are outstanding under the Existing Credit Agreement immediately prior to the Closing Date, the Borrowers must make prepayments and adjustments on such loans as are necessary to give effect to the Commitments of the Lenders hereunder.  The Borrowers, in consultation with the Administrative Agent, have endeavored to manage the allocation of Commitments and the selection of Interest Periods with respect to Term SOFR Rate Loans outstanding on the Closing Date in such a manner as to minimize break-funding costs.  Nonetheless, such prepayments of such loans under the Existing Credit Agreement likely will cause breakage costs.  Notwithstanding the provisions of Section 2.17.3, each of the Lenders party hereto hereby waives its right to receive compensation or reimbursement for such breakage costs (a) in connection with the reallocation of Revolving Commitment Percentages on the Closing Date and (b) in connection with the resetting of the Interest Period for any Loan outstanding as of the Closing Date.
10.34.    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.34, the following terms have the following meanings:
“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.
“Covered Entity” means any of (i) a “covered entity” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)); (ii) a “covered bank” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b)); or (iii) a “covered FSI” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b)).
“Default Right” means as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” means a “qualified financial contract” (as defined in, and interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D)).
[signatures on following pages]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement.

PROTECTIVE LIFE CORPORATION

By:

Print Name:

Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:

Print Name:

Title:
(Signature Page to Second Amended and Restated Credit Agreement)

REGIONS BANK, as a Lender and Issuing Bank

By:

Print Name:

Title:
(Signature Page to Second Amended and Restated Credit Agreement)

[TBD], as a Lender [and Issuing Bank]

By:

Print Name:

Title:
(Signature Page to Second Amended and Restated Credit Agreement)

REGIONS BANK, as Administrative Agent

By:

Print Name:

Title:
(Signature Page to Second Amended and Restated Credit Agreement)

BNP PARIBAS, as a Sustainability Structuring Agent

By:

Print Name:

Title:
(Signature Page to Second Amended and Restated Credit Agreement)

PNC CAPITAL MARKETS, LLC, as a Sustainability Structuring Agent

By:

Print Name:

Title:
(Signature Page to Second Amended and Restated Credit Agreement)